Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

INSURANCE ACQUISITION CORP.,

IAC MERGER SUB, INC.,

and

SHIFT TECHNOLOGIES, INC.

Dated as of June 29, 2020

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TABLE OF CONTENTS (continued)

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ANNEXES AND EXHIBITS

Annex A	Converted Option Share Equivalent Methodologies

Annex B	Sample Net Asset Amount Calculation

Exhibit A	Form of Sponsor Letter Agreement

Exhibit B	Form of Stockholder Letter Agreement

Exhibit C	Form of Certificate of Merger

Exhibit D	Form of Surviving Entity Certificate of Incorporation and Bylaws

Exhibit E	Form of Parent Charter Amendments

Exhibit F	Form of Incentive Equity Plan

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, this “Agreement”) is dated as of June 29, 2020, by and among INSURANCE ACQUISITION CORP., a Delaware corporation (“Parent”), IAC MERGER SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and SHIFT TECHNOLOGIES, INC., a Delaware corporation (“Shift” or the “Company”).

WHEREAS, the Company Entities (as defined below) are engaged in the business of buying and selling used cars and associated third party financing, insurance, service and protection through an online platform;

WHEREAS, the parties hereto intend to effect the merger of Merger Sub with and into Shift (the “Merger”), with Shift continuing as the surviving entity following the Merger;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and adopted the form, terms, execution and delivery of this Agreement, the Merger and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein;

WHEREAS, the parties hereto intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g), and that Parent, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, (ii) resolved to submit this Agreement and the transactions contemplated hereby (including the issuance of Parent Common Stock as Merger Consideration) to the stockholders of Parent for their approval and adoption and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby (including the issuance of Parent Common Stock as Merger Consideration) by the stockholders of Parent;

WHEREAS, the board of directors of Merger Sub has unanimously (i) declared advisable this Agreement and the transactions contemplated hereby (including the Merger), and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the board of directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) resolved to submit this Agreement and the transactions contemplated hereby to the stockholders of the Company for their approval and adoption and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company; and

WHEREAS, on or about the date hereof, Parent has entered into Subscription Agreements with certain investors for such investors to purchase shares of Parent Common Stock (as defined below) (the “PIPE Investment”), such purchases to be consummated immediately prior to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2019 Financial Statements” has the meaning set forth in Section 4.5(a).

“Additional Shares” has the meaning set forth in Section 3.5(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, Parent and Merger Sub, on the one hand, and the Company Entities, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means the Sponsor Letter Agreement and the Stockholder Letter Agreement.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by a Company Entity or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of such Company Entity or under which such Company Entity has any liability, including on account of any ERISA Affiliate.

“Business” means the business of the Company Entities collectively, as conducted presently and during the twelve (12) months prior to the date of this Agreement; and references to “business of the Company”, “the Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively, as conducted presently and during the twelve (12) months prior to the date of this Agreement.

”Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Cash” means the aggregate amount of cash and cash equivalents held by the Company Entities, as adjusted for deposits in transit, outstanding checks and other reconciling items in accordance with GAAP.

“Certificate of Merger” has the meaning set forth in Section 2.2.

”Certificates“ has the meaning set forth in Section 2.11(a).

“Change of Control” has the meaning set forth in Section 3.5(g).

“Claim” has the meaning set forth in Section 6.10(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Merger Consideration” means an aggregate number of shares of Parent Common Stock equal to the result of (i) the Equity Value divided by the Reference Price, less (ii) the Converted Option Share Equivalent Number, in each case together with any shares of Parent Common Stock issued in lieu of fractional shares in accordance with this Agreement.

“Closing Statement” has the meaning set forth in Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Entities” means, collectively, Shift and its Subsidiaries.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments and modifications relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Converted Option Share Equivalent Number” means that number of shares of Parent Common Stock equal to the quotient of (a) the aggregate economic value expressed in dollars of all of the Converted Options (taking into account the value of the Closing Date Merger Consideration allocable in respect of a Shift Common Share and the applicable exercise price of each of the Converted Options) determined in a manner consistent with Annex A hereto, divided by (b) the Reference Price.

“Converted Options” has the meaning set forth in Section 2.9(b).

“Designated Warrant” means that certain Warrant No. CS-1, dated September 12, 2018, between Lithia Motors, Inc. and Shift.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedules” means the Disclosure Schedules delivered in connection with, and constituting a part of, this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Contracts” has the meaning set forth in Section 4.23.

“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way or right of first refusal; for purposes of clarity, restrictions on transfer of securities absent registration or an appropriate exemption pursuant to applicable securities Law shall not be deemed to be Encumbrances.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Equity Award Exchange Ratio” means, with respect to each Shift Option, the quotient obtained by dividing (a) (x) the Closing Date Merger Consideration per Shift Common Share, expressed in dollars minus (y) the exercise price per Shift Common Share of such Shift Option immediately before the Effective Time, by (b) (x) the Reference Price minus (y) the exercise price per Shift Common Share of such Shift Option immediately before the Effective Time.

“Equity Value” means the result of (i) Three Hundred and Eighty Million Dollars ($380,000,000) minus (ii) the amount of the Net Asset Shortfall, if any.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Shift entity under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 3.5(a).

“Escrow Agent” has the meaning set forth in Section 3.5(a).

“Escrow Property” has the meaning set forth in Section 3.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.11(a).

“Extension Meeting” has the meaning set forth in Section 6.22(a).

“Extension Proxy Statement” has the meaning set forth in Section 6.22(a).

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including Laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“First Release Date” has the meaning set forth in Section 3.5(b)(i).

“Flooring Facility” means that certain Loan and Security Agreement, dated October 11, 2018, among U.S. Bank National Association, Shift, and Shift Operations, as amended, and each of the other “Loan Documents” (as such term is defined therein).

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Order” means any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Authority.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning set forth in Section 6.17(a).

“Indebtedness” means, without duplication and with respect to the Company Entities, all (a) indebtedness for borrowed money (excluding any inter-company obligations among Company Entities for borrowed money and any trade payables), including the Term Loan, the PPP Loans and the Flooring Facility; (b) obligations for the deferred purchase price of property or services, excluding trade accounts payable incurred in the ordinary course of business, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations presented as capital lease liabilities on the consolidated balance sheet of the Company Entities or otherwise required to be categorized as such under GAAP; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, in each case to the extent drawn; (g) guarantees made by any Company Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g), in each case excluding any Shift Transaction Expenses or amounts included as current liabilities in the calculation of Net Asset Amount.

“Insurance Policies” has the meaning set forth in Section 4.21.

“Intellectual Property” means all intellectual property and industrial property rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights with respect to: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (c) works of authorship, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Law” means any law, statute, ordinance, regulation, rule, writ, judgment, Governmental Order or other regulation of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Letter of Transmittal” has the meaning set forth in Section 2.11(a).

“Liabilities” has the meaning set forth in Section 4.6.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of the Company Entities, or (b) the ability of Shift to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which the Company Entities operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (iv) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus), (v) any failure of the Company Entities to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vi) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of Parent or Merger Sub or any of their respective Affiliates; (vii) any changes in applicable Laws implemented, or accounting rules, including GAAP, required to be adopted, after the date of this Agreement; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Shift compared to other participants in the industries in which any Company Entity conducts the Business.

“Material Contracts” has the meaning set forth in Section 4.13.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means, collectively, the Closing Date Merger Consideration and the Additional Shares.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Net Asset Amount” means, in each case calculated as of 12:01 am Eastern time on the Closing Date, the sum of (i) the aggregate amount of the current assets of the Company Entities (including the aggregate amount of Cash), plus (ii) the aggregate amount of the non-current assets of the Company Entities, minus (iii) the aggregate amount of the current liabilities of the Company Entities, and minus (iv) the aggregate amount of non-current liabilities of the Company Entities, in each case (A) including only the line items set forth in, and calculated in accordance with the mathematical principles, policies and methodologies used in, the calculation of the sample Net Asset Amount as set forth on Annex B hereto; and (B) excluding Shift Transaction Expenses.

“Net Asset Floor” means negative Eleven Million Five Hundred Twenty Five Thousand ($(11,525,000)) in the event the Closing Date is on or prior to September 30, 2020, and negative Eighteen Million Five Hundred Twenty Five Thousand ($(18,525,000)) in the event the Closing Date is after September 30, 2020.

“Net Asset Shortfall” means (i) $0.00, if the Net Asset Amount is greater than or equal to the Net Asset Floor, and (ii) if the Net Asset Amount is less than the Net Asset Floor, the amount by which the Net Asset Amount is less than the Net Asset Floor.

“Organizational Documents” has the meaning set forth in Section 4.1.

“Other Filings” has the meaning set forth in Section 6.8(a).

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Ownership Allocation” means, (i) with respect to each Stockholder (including the respective holders of the TPC Warrant, the SVB Warrant and the Designated Warrant), the calculation of the Merger Consideration allocable to such Stockholder (or deemed Stockholder, as applicable), together with such Stockholder’s Pro Rata Share, and (ii) with respect to each Shift Optionholder, the number of Converted Options to which such Shift Optionholder is entitled pursuant to the terms of this Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Acquisition Proposal” has the meaning set forth in Section 6.12(a).

“Parent Charter Amendments” has the meaning set forth in Section 6.8(b).

“Parent Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.

“Parent Extension Approval” has the meaning set forth in Section 6.22(b).

“Parent Indemnified Persons” has the meaning set forth in Section 6.7(c).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of Parent or Merger Sub, or (b) the ability of Parent or Merger Sub to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Parent Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which Parent or Merger Sub operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (iv) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus); (v) any failure of Parent or Merger Sub to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vi) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of the Company Entities or any of their respective Affiliates; (vii) any changes in applicable Laws implemented, or accounting rules, including GAAP, required to be adopted, after the date of this Agreement; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vii) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Parent or Merger Sub as compared to other similarly situated companies.

“Parent SEC Documents” has the meaning set forth in Section 5.6(a).

“Parent Stockholder Approval” has the meaning set forth in Section 6.8(b).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.8(a).

“Parent’s Knowledge” means the actual knowledge of any executive officer or director of Parent.

“PCAOB” means the Public Company Accounting Oversight Board.

“Parent Waiving Parties” has the meaning set forth in Section 9.15(a).

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and which would not, individually or in the aggregate, have a Material Adverse Effect, (b) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (c) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company Entities and for which adequate reserves have been established in accordance with GAAP, (d) purchase money Encumbrances securing rental payments under capital lease arrangements, (e) leases for Leased Real Property to which a Company Entity is a party, (f) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the Business, and (g) Encumbrances granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in Section 6.11.

“PPP” means the Paycheck Protection Program set forth in the CARES Act (H.R. 748), including all rules and regulations promulgated in connection therewith.

“PPP Loans” means (i) that certain Note, dated as of April 14, 2020, issued by Shift to Newtek Small Business Finance, LLC, and all loan documents ancillary thereto and (ii) that certain Note, dated as of April 15, 2020, issued by Shift Operations to Newtek Small Business Finance, LLC, and all loan documents ancillary thereto.

“Press Release” has the meaning set forth in Section 6.9.

“Pro Rata Share” has the meaning set forth in Section 3.5(a).

“Prospectus” has the meaning set forth in Section 6.10(b).

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Reference Price” means $10.00.

“Registration Shares” has the meaning set forth in Section 6.8(a).

“Registration Statement” has the meaning set forth in Section 6.8(a).

“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Repaid Indebtedness” has the meaning set forth in Section 3.2(a).

“Representatives” has the meaning set forth in Section 6.10(b).

“SEC” means the Securities and Exchange Commission.

“Second Release Date” has the meaning set forth in Section 3.5(b)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Shift” has the meaning set forth in the preamble to this Agreement.

“Shift Acquisition Proposal” has the meaning set forth in Section 6.12(b).

“Shift Board” means the board of directors of the Shift.

“Shift Board Recommendation” has the meaning set forth in Section 4.2(b).

“Shift Certificate of Incorporation” means that certain Sixth Amended and Restated Certificate of Incorporation of Shift Technologies, Inc., dated as of September 12, 2018, as amended by that certain Certificate of Amendment dated February 14, 2019 and that certain Certificate of Amendment dated May 31, 2019.

“Shift Charter Documents” has the meaning set forth in Section 4.3(a).

“Shift Common Shares” means the shares of common stock, par value $0.0001 per share, of Shift.

“Shift D&O Tail Policy” has the meaning set forth in Section 6.7(b).

“Shift Indemnified Persons” has the meaning set forth in Section 6.7(a).

“Shift Intellectual Property” means all Intellectual Property that is owned by any Company Entity.

“Shift IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Company Entity is a party, beneficiary or otherwise bound.

“Shift IP Registrations” means all Shift Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, registered domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.

“Shift’s Knowledge” means the actual knowledge of George Arison, Toby Russell, Sean Foy, Amanda Bradley and Cindy Hanford.

“Shift Operations” means Shift Operations LLC, a Delaware limited liability company.

“Shift Option” means each option to purchase Shift Common Shares that is outstanding under the Shift Option Plan.

“Shift Option Plan” means the Shift 2014 Stock Incentive Plan.

“Shift Optionholder” means a holder of Shift Options.

“Shift Preferred Shares” means the Shift Series A Convertible Preferred Stock, Shift Series B Convertible Preferred Stock, Shift Series C Convertible Preferred Stock, Shift Series C-1 Convertible Preferred Stock, Shift Series D Convertible Preferred Stock and Shift Series FF Convertible Preferred Stock.

“Shift Senior Convertible Preferred Shares” means the Shift Series A Convertible Preferred Stock, Shift Series B Convertible Preferred Stock, Shift Series C Convertible Preferred Stock, Shift Series C-1 Convertible Preferred Stock and Shift Series D Convertible Preferred Stock.

“Shift Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Series C Convertible Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Series C-1 Convertible Preferred Stock” means the Series C-1 Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Series D Convertible Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Series FF Convertible Preferred Stock” means the Series FF Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Shares” means the Shift Common Shares and the Shift Preferred Shares, taken together or individually, as indicated by the context in which such term is used.

“Shift Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Shift Transaction Expenses” means the aggregate amount of all costs, fees and expenses payable to third parties incurred by or on behalf of the Company Entities at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including (a) the fees and expenses of legal counsel, accountants and other representatives and consultants and due diligence (including travel-related) costs, fees and expenses, including, for the avoidance of doubt, fees and expenses to perform audits including with respect to PCAOB standards and quality of earnings reports, and (b) all such costs, fees and expenses payable in connection with or otherwise triggered by the transactions contemplated hereby.

“Shift Waiving Parties” has the meaning set forth in Section 9.15(b).

“Shift Warrant” means each outstanding warrant for the purchase of Shift Shares.

“Sponsor” means Insurance Acquisition Sponsor, LLC, a Delaware limited liability company, and Dioptra Advisors, LLC, a Delaware limited liability company, either taken together or individually as indicated by the context in which such term is used.

“Sponsor Letter Agreement” means a letter agreement between Sponsor and Parent, in substantially the form attached hereto as Exhibit A.

“Stockholder Letter Agreement” means an agreement among each of the Stockholders and Parent in substantially the form attached hereto as Exhibit B.

“Stockholder Notice” has the meaning set forth in Section 6.6(b).

“Stockholders” means the holders of Shift Shares.

“Subscription Agreements” has the meaning set forth in Section 6.11.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Surviving Entity” has the meaning set forth in Section 2.1.

“SVB Warrant” means that certain Warrant To Purchase Common Stock, dated as of March 8, 2016, between Shift and SVB Financial Group (successor-in-interest to Silicon Valley Bank).

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Term Loan” means that certain Amended and Restated Delayed Draw Term Loan Agreement, dated as of October 18, 2019, between Shift and Lithia Motors, Inc., as amended by that certain First Amendment dated as of February 20, 2020 and that certain Second Amendment dated as of June 4, 2020 (and as may be further amended), and all loan documents ancillary thereto.

“TPC Warrant” means that certain Plain English Warrant Agreement, dated as of May 7, 2018, between Shift and Triplepoint Capital LLC, a Delaware limited liability company.

“Trading Day” means any day on which shares of Parent Common Stock are tradeable on the principal securities exchange or securities market on which shares of Parent Common Stock are then traded.

“Transaction Form 8-K” has the meaning set forth in Section 6.9.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Treasury Shares” means any equity interests in Shift held in the treasury of Shift.

“Trust Account” has the meaning set forth in Section 6.10(a).

“Trust Agreement” has the meaning set forth in Section 6.10(a).

“Trustee” has the meaning set forth in Section 6.10(a).

“U.S. Restricted Person List” means (i) the list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders list, the Executive Order 13599 list, the Sectoral Sanctions Identification List, the Non-SDN Iran Sanctions List, the Part 561 List, the Non-SDN Palestinian Legislative Council List, and any similar list maintained by the U.S. Department of Treasury, and (ii) the Denied Persons, Entity, and Unverified lists maintained by the U.S. Department of Commerce.

“U.S. Trade Laws” means any U.S. Law of any Governmental Authority concerning the import, export, or re-export of products, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such import, export, or re-export, including, but not limited to, as applicable, the Laws administered or enforced by U.S. Customs and Border Protection, the U.S. Department of Commerce’s Bureau of Industry and Security, and/or the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Voting Matters” has the meaning set forth in Section 6.8(b).

“Waived 280G Benefits” has the meaning set forth in Section 6.21.

“Written Consent” has the meaning set forth in Section 6.6(a).

Section 1.2 Interpretation.

(a) References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b) A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c) References to “$” or “dollars” refer to lawful currency of the United States.

(d) Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e) The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” means “including without limitation”).

(f) Reference to “made available” means a document or other item of information that was provided or made available to Parent and its representatives via electronic communication (including email) or in the electronic “data room” maintained by the Company under the heading “Project Supercharger” at https://datasiteone.merrillcorp.com/global/projects prior to the date of this Agreement.

(g) Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(h) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

Article II
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, pursuant to the provisions of the DGCL, Merger Sub shall be merged with and into Shift, and the separate corporate existence of Merger Sub shall thereupon cease in accordance with the provisions of the DGCL. Shift shall be the surviving entity in the Merger and shall continue to exist as a wholly owned Subsidiary of Parent (the “Surviving Entity”). The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Shift and Merger Sub shall vest and continue in the Surviving Entity, and all debts, liabilities and duties of Shift and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.2 Certificate of Merger. On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make or cause to be made all other filings or recordings required under the DGCL. The Merger shall be effective at such time and on such date as shall be set forth in the Certificate of Merger filed with respect thereto in accordance with the DGCL (the “Effective Time”).

Section 2.3 Organizational Documents; Name of Surviving Entity. The corporate bylaws and certificate of incorporation of Merger Sub in the forms attached hereto as Exhibit D, as amended pursuant to the Certificate of Merger, shall be the corporate bylaws and certificate of incorporation of the Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the DGCL, except that the name of the corporation set forth therein shall be changed to “Shift Platform, Inc.”.

Section 2.4 Officers. The officers of Shift immediately prior to the Effective Time shall be the officers of the Surviving Entity and will hold office in accordance with the bylaws of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the bylaws of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.5 Board of Directors. The directors in office of Shift immediately prior to the Effective Time shall be the directors of the Surviving Entity and will continue to hold office in accordance with the bylaws of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.6 Effect of Merger. At the Effective Time, without any action on the part of Parent, Merger Sub, Shift or the Stockholders:

(a) Each of the Shift Common Shares issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares, Treasury Shares and other shares to be canceled pursuant to Section 2.6(c)), shall, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Section 2.6 and throughout this Agreement, be canceled and automatically deemed for all purposes to represent the right to receive its allocable portion of the Merger Consideration as provided for herein (including in the Ownership Allocation), and each of the Stockholders shall cease to have any other rights as a stockholder of Shift with respect thereto. Notwithstanding anything else in this Agreement, no certificates or scrip representing a fractional share of Parent Common Stock will be issued to any of the Stockholders in connection with payment of the Merger Consideration, and to the extent a fractional share of Parent Common Stock is issuable as part of the Merger Consideration after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Stockholder, such fraction shall be rounded up to one whole share of Parent Common Stock.

(b) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Shift, be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

(c) Each Shift Share owned by any Subsidiary of Shift and each Treasury Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.7 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.6, Shift Shares issued and outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shift Shares in accordance with Section 262 of the DGCL (such Shift Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shift Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only to receive payment of the appraised value of such Shift Shares held by them in accordance with the provisions of Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shift Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.6, without interest thereon. Shift shall provide Parent prompt written notice of any demands received by Shift for appraisal of Shift Shares, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to Shift prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, Shift shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.8 Withholding Rights. Each of the Exchange Agent, Parent or Merger Sub or anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable tax Law. Any sum which is withheld as permitted by this Section 2.8 shall be remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.9 Shift Stock Options.

(a) At the Effective Time, all of the Shift Options outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of any Shift Optionholder or beneficiary thereof, be assumed by Parent and each such Shift Option shall be converted into an option to purchase shares of Parent Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Shift Option immediately before the Effective Time (including expiration date and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of Shift Common Shares subject to the Shift Option immediately before the Effective Time and (B) the Equity Award Exchange Ratio; and (ii) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Converted Option shall be equal to the exercise price per Shift Common Share of such Shift Option immediately before the Effective Time; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Shift Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b) Prior to the Effective Time, Shift shall deliver to each Shift Optionholder a notice, in a form reasonably acceptable to Parent, setting forth the effect of the Merger on such Shift Optionholder’s Shift Options and describing the treatment of such Shift Options in accordance with this Section 2.9.

(c) Prior the Effective Time, Shift shall provide such notice, if any, to the extent required under the terms of Shift Option Plan, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Shift Option Plan or any outstanding awards; and take all other appropriate actions to: (i) effectuate the provisions of this Article II; and (ii) ensure that after the Effective Time, neither any holder of Shift Options, any beneficiary thereof, nor any other participant in the Shift Option Plan shall have any right thereunder to acquire any securities of Shift or to receive any payment or benefit with respect to any award previously granted under the Shift Option Plan, except as provided in this Article II. At the Effective Time, Parent shall assume the Shift Option Plan, provided that all references to “Company” in the Shift Option Plan and the documents governing the Converted Options after the Effective Time will be deemed references to Parent and the number of shares of Parent Common Stock available for awards under the Shift Option Plan shall be determined by adjusting the number of Shift Common Shares available for awards under the Shift Option Plan immediately before the Effective Time in accordance with the Equity Award Exchange Ratio.

(d) Parent will (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the Converted Options and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock, upon the exercise of the Converted Options. As soon as practicable following the date that is sixty (60) days after the date of filing of the Transaction Form 8-K, Parent will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Article II. Shift and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

Section 2.10 Shift Warrants.

(a) Promptly following the date of this Agreement, Shift shall provide written notice to the holder of the TPC Warrant of Shift’s intention to enter into and perform this Agreement. To the extent not validly exercised prior to the Effective Time, the TPC Warrant shall, following the Effective Time and in accordance with its terms, be exercisable for and entitled to receive, upon exercise of such warrant, such portion of the Merger Consideration as the holder of such warrant would have received in connection with the transactions contemplated by this Agreement had such holder exercised such warrant as of immediately prior to the Effective Time. If not exercised prior to the Effective Time, the TPC Warrant shall be included in the calculation of the Closing Date Merger Consideration and the Ownership Allocation on a “net exercise” basis (excluding as Shift Common Shares allocable any Merger Consideration any shares so forfeited as a result of the net exercise).

(b) Promptly following the date of this Agreement, Shift shall provide written notice to the holder of the SVB Warrant of the entering into by Shift of this Agreement. The SVB Warrant will automatically, in accordance with its terms, be deemed to be Cashless Exercised (as defined therein) in connection with, and immediately prior to, the Merger and the Effective Time, respectively, and shall be included in the calculation of the Merger Consideration and the Ownership Allocation on such basis (excluding as Shift Common Shares allocable any Merger Consideration any shares so forfeited as a result of the Cashless Exercise). In addition to any other information required to be provided by Shift to the holder of the SVB Warrant in accordance with its terms, promptly following the Effective Time, Shift will provide written notice to the holder of the SVB Warrant as to the number of Shift Shares issued upon the automatic exercise of the SVB Warrant and the amount of Closing Date Merger Consideration to which such holder is entitled as a result thereof.

(c) Prior to the date of this Agreement, Shift has provided written notice to the holder of the Designated Warrant of Shift’s intention to enter into and perform this Agreement. Promptly following the date of this Agreement, Shift shall exercise its best efforts to solicit and obtain from the holder of the Designated Warrant a notice of exercise thereof, effective as of the day immediately prior to the Closing Date, and contingent upon the occurrence of the Merger and the Effective Time, as well as the termination, effective as of immediately prior to, and conditioned upon, the occurrence of the Merger and the Effective Time, of that certain Right of First Negotiation Agreement dated September 12, 2018. The Designated Warrant shall be exercised on a Net Exercise (as defined therein) basis, and shall be included in the calculation of the Merger Consideration and the Ownership Allocation on such basis (excluding as Shift Common Shares allocable any Merger Consideration any shares so forfeited as a result of the Net Exercise).

Section 2.11 Surrender and Payment.

(a) Following the date hereof and prior to the Effective Time, Parent shall, at Shift’s sole cost and expense, appoint an exchange agent reasonably acceptable to Shift (the “Exchange Agent”) to act as the exchange agent in the Merger; provided, however, that Parent shall (i) afford Shift the opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall accept Shift’s reasonable comments thereto; and (ii) not appoint an Exchange Agent prior to the Effective Time in such a manner that will result in costs or expenses to Shift to be paid by Shift prior to the Effective Time or in the event that the Merger Agreement is terminated, in each case in clause (ii), absent the consent of Shift. Promptly after the appointment of the Exchange Agent, Parent shall cause the Exchange Agent to mail to each holder of record of Shift Shares entitled to receive Merger Consideration pursuant to Section 2.6, at Shift’s sole cost and expense, a letter of transmittal (which shall be in the form and substance reasonably acceptable to Shift) (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the certificates evidencing such Shift Shares, in physical or electronic form, as the case may be (the “Certificates”) in exchange for the applicable portion of Merger Consideration payable to such holder. The Exchange Agent shall (i) at or promptly following the Effective Time, issue to each holder of record of Shift Shares entitled to receive Merger Consideration pursuant to Section 2.6 that has delivered a Certificate (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith) at least three (3) Business Days prior to the Closing Date, the Merger Consideration with respect to such Certificate so surrendered and the Certificate shall forthwith be canceled; and (ii) following the Effective Time, with respect to any holder of record of Shift Shares entitled to receive Merger Consideration pursuant to Section 2.6 that did not receive Merger Consideration pursuant to clause (i), no later than three (3) Business Days after receipt of a Certificate (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith), issue to the holder of such Certificate the Merger Consideration with respect to such Certificate so surrendered and the Certificate shall forthwith be canceled. The Exchange Agent shall deliver the Merger Consideration issuable to each Stockholder electronically through book entry-delivery or, upon the written request of any Stockholder, in the form of an original stock certificate to the address set forth in such Stockholder’s Letter of Transmittal. Unless otherwise provided herein, no interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shift Shares (other than Dissenting Shares, Treasury Shares and Shift Shares canceled pursuant to Section 2.6(c) hereof) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration. If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be canceled and exchanged as provided in this Section 2.11(a).

If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(b) No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock issuable to such holder hereunder in consideration for the surrender of such Certificate until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(c) Any Merger Consideration remaining unclaimed by Stockholders three (3) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Shift or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Shift may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shift Shares formerly represented by such Certificate in accordance with this Agreement.

Section 2.12 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Parent Common Stock to be issued as the Merger Consideration shall be appropriately adjusted to reflect such change.

Section 2.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Shift or Merger Sub, the officers and board of directors of the Surviving Entity will be fully authorized in the name of Shift or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.

Article III
CLOSING

Section 3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time and at such other place as Parent and Shift shall mutually agree in writing. The date of the Closing is herein called the “Closing Date.”

Section 3.2 Repaid Indebtedness.

(a) Prior to the Closing, Shift shall expend its reasonable best efforts to timely obtain payoff letters with respect to the items of Indebtedness set forth on Section 3.2(a) of the Disclosure Schedules (the “Repaid Indebtedness”). In connection with the Closing, Parent shall make or cause to be made the payments referenced in the applicable payoff letters with respect to the Repaid Indebtedness on the Closing Date in order to discharge the Repaid Indebtedness covered thereby.

(b) In connection with the Closing, Parent shall pay or cause to be paid, in cash, on the Closing Date any outstanding amounts then owed under that certain Promissory Note, dated May 21, 2020, issued by Parent in favor of Insurance Acquisition Sponsor, LLC.

Section 3.3 Closing Date Merger Consideration. No later than the close of business of the fifth (5th) Business Day preceding the Closing Date, the Company shall provide to Parent a written statement, signed by a financial officer of the Company (the “Closing Statement”), setting forth (a) the Company’s good faith estimate, together with related supporting calculations and work papers and back-up materials relating thereto, of the consolidated balance sheet of the Company Entities as of the close of business on the Closing Date and the amount of Shift Transaction Expenses, including by category those that have been paid or are to be paid prior to the Closing, those that are to be paid as part of the Closing pursuant to Section 3.4 and those that are expected to otherwise remain unpaid as of the close of business on the Closing Date and satisfied thereafter in accordance with their terms, (b) the Net Asset Amount based on such estimates, and (c) the Closing Date Merger Consideration and Ownership Allocation based on such estimates. The Closing Statement and all components thereof shall be prepared in accordance with this Agreement and with GAAP applied on a basis consistent with the preparation of the Balance Sheet. The Company shall provide Parent and its representatives with reasonable access during normal business hours to the relevant books, records and finance personnel of the Company to enable Parent and its representatives to review and analyze the Closing Statement and the components thereof. The Parties shall meet and confer regarding the Closing Statement and the components thereof no later than the third (3rd) Business Day prior to the Closing Date, and shall make such changes thereto as the Parties may mutually and in good faith agree, and the Closing Statement as so mutually agreed shall be the “Closing Statement” hereunder. If (i) there is a dispute between the Parties regarding the Closing Statement that is not resolved prior to the Closing Date, (ii) the Net Asset Amount set forth in the Closing Statement as delivered by the Company is within $1,000,000 of resulting in a Net Asset Shortfall, and (iii) the net amount in dispute exceeds $1,000,000, then Parent shall have the unilateral option to delay the Closing for up to a ten (10) day period (including for such purposes past the Outside Date, and any such delay period shall suspend the application of the Outside Date until the expiration of such delay period) for Parent and the Company to have an opportunity to resolve and settle all then remaining disputes, and the parties shall reasonably and in good faith work together to resolve and settle such disputes, time being of the essence in respect thereof; provided, however that if the parties shall fail to resolve and settle all such disputes by the end of such ten (10) day period after complying with their obligations under this Section 3.3, the Closing Statement as prepared by the Company (and revised to reflect any matters agreed to by the parties in the interim) shall be the “Closing Statement” hereunder without any further delay in the Closing Date.

Section 3.4 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a) Shift shall deliver or cause to be delivered to Parent and Merger Sub (i) the final Ownership Allocation; and (ii) the certificates and other documents required to be delivered pursuant to Section 7.2; and

(b) Parent and Merger Sub shall deliver or cause to be delivered (i) the certificates and other documents required to be delivered pursuant to Section 7.3, (ii) the Closing Date Merger Consideration to the Exchange Agent for the account and benefit of the Stockholders in accordance with this Agreement, together with any notices and documentation necessary or appropriate in connection therewith (including the Company’s statement of the Ownership Allocation), (iii) the Additional Shares to be delivered at Closing pursuant to Section 3.5, (iv) the aggregate amount of the Repaid Indebtedness to the lenders thereof; and (v) the aggregate amount of the Shift Transaction Expenses to the applicable third parties as directed by Shift in writing prior to the Closing.

Section 3.5 Additional Shares Escrow.

(a) Promptly following the date hereof, Parent and Shift shall mutually cooperate in good faith to engage Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Parent and Shift), as escrow agent (the “Escrow Agent”), and to negotiate and enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Parent and Shift (the “Escrow Agreement”), pursuant to which Parent shall cause to be delivered to the Escrow Agent a total of six million (6,000,000) newly issued shares of Parent Common Stock (such Parent Common Stock, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and any additional shares issued in lieu of fractional shares pursuant hereto, in each case, as long as they remain in the Escrow Account, the “Additional Shares”) to be held, along with any other dividends, distributions or other income on the Additional Shares, in each case, as long as they remain in the Escrow Account (together with the Additional Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Additional Shares and any disbursement from the Escrow Account shall be allocated among the Stockholders, as of immediately prior to the Effective Time, based on the proportion of each Stockholder’s Shift Common Shares as of immediately prior to the Effective Time relative to the aggregate of all Shift Common Shares held by all Stockholders as of immediately prior to the Effective Time (the “Pro Rata Share”); provided that in furtherance of the foregoing Parent agrees that no certificates or scrip representing a fractional share of Parent Common Stock will be deposited with the Escrow Agent after taking account of such allocation of Additional Shares among the Stockholders, and to the extent a fractional share of Parent Common Stock is issuable as part of the allocable Additional Shares to a Stockholder after aggregating all fractional shares of Parent Common Stock that otherwise would be allocable to such Stockholder in respect of his, her or its Additional Shares, such fraction shall be rounded up to one whole share of Parent Common Stock and deposited with the Escrow Agent; provided, however, dividends, if any, on the Additional Shares shall be treated as received by the Stockholders for federal and applicable state and local income tax purposes and immediately contributed by the Stockholders to the Escrow Account. Each Stockholder as of immediately prior to the Effective Time shall be deemed to be the record holder of such Stockholder’s relative Pro Rata Share (as between themselves) of the Additional Shares during the time such Additional Shares are held in the Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in the Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each Stockholder shall have the right to vote such Stockholder’s allocated Additional Shares during the time held in the Escrow Account as Escrow Shares. (For the avoidance of doubt, the holders of the SVB Warrant, the Designated Warrant and the TPC Warrant shall be deemed to be Stockholders for all purposes of this Section 3.5.)

(b) The Escrow Property shall be held in the Escrow Account and shall be released to the Stockholders as of immediately prior to the Effective Time in accordance with their Pro Rata Share, as follows:

(i) if at any time during the twelve (12) months following the Closing (the end of such period, the “First Release Date”) the closing share price of the Parent Common Stock is greater than $12.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period, one-half (1/2) of the Escrow Property; and

(ii) if at any time during the thirty (30) months following the Closing (the end of such period, the “Second Release Date”) the closing share price of the Parent Common Stock is greater than $15.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period, one-half (1/2) of the Escrow Property.

(c) The Parent Common Stock price targets in clauses (i) and (ii) above shall be equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Parent Common Stock after the date of this Agreement (other than in respect of issuances of Parent Common Stock in connection with (i) any equity financing by Parent or (ii) the issuance of the Merger Consideration (including the Closing Date Merger Consideration)).

(d) In the event of the satisfaction of the threshold set forth in Section 3.5(b)(i) on or prior to the First Release Date or the threshold set forth in Section 3.5(b)(ii) on or prior to the Second Release Date, as soon as practicable (but in any event within five (5) Business Days) after such satisfaction, Parent shall notify the Escrow Agent in writing of the satisfaction of such threshold and the portion of the Escrow Property to be released to the Stockholders as a result thereof. The Escrow Agent shall, no later than three (3) Business Days after receipt of such notice, release to each Stockholder the portion of the Escrow Property to be released to such Stockholder (provided that such Stockholder has previously delivered a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith).

(e) In the event of the failure of the satisfaction of the threshold set forth in Section 3.5(b)(i) on or prior to the First Release Date, or the failure of the satisfaction of the threshold set forth in Section 3.5(b)(ii) on or prior to the Second Release Date, the portion of the Escrow Property that is the subject of the applicable threshold shall be forfeited by the Stockholders and released by the Escrow Agent to Parent as soon as practicable (but in any event within three (3) Business Days) after the Escrow Agent’s receipt of written notice of such failure by Parent. Parent will cancel and retire, or place into treasury, at Parent’s discretion, any Additional Shares distributed to Parent from the Escrow Account promptly after its receipt thereof and cancel any accrued but unpaid dividends payable in respect of such Additional Shares.

(f) Following the Closing, including during the thirty (30) months following the Closing, Parent and its Subsidiaries, including the Company Entities, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Additional Shares have been met, and none of the Stockholders will have any right to claim the loss of all or any portion of the Escrow Property or other damages as a result of such decisions.

(g) If, during the thirty (30) months following the Closing, there is a Change of Control that will result in the holders of Parent Common Stock receiving a per share price equal to or in excess of the Reference Price (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Parent Common Stock after the date of this Agreement) (an “Acceleration Event”), then all Escrow Property shall be released to the Stockholders effective as of immediately prior to the consummation of such Change of Control, or otherwise treated as so released in connection therewith, so as to ensure that the recipients of such Escrow Property shall receive such Escrow Property, and all proceeds thereof, in connection with such Change of Control (and the Escrow Property shall no longer be subject to forfeiture to Parent under this Agreement or the Escrow Agreement). “Change of Control” shall mean any transaction or series of related transactions the result of which is the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of (a) direct or indirect beneficial ownership of securities of Parent representing 50% or more of the combined voting power of the then outstanding securities of Parent, whether by acquisition, merger, consolidation, reorganization or other business combination, however effected, other than any such transaction (or series of related transactions) in which the equity holders of Parent as of immediately prior thereto continue to hold, after giving effect thereto, in each case directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (b) all or substantially all of the assets of Parent.

(h) The Stockholders are intended third party beneficiaries of this Section 3.5, and shall be entitled to enforce the same by action of Stockholders who together received at least twenty percent (20%) of the Closing Date Merger Consideration.

(i) The Escrow Property shall be deemed as of the Effective Time to be the property of the Stockholders for U.S. federal income Tax purposes. Any Escrow Property delivered to Parent pursuant to this Section 3.5 shall be treated as an adjustment to the Merger Consideration by the parties hereto for Tax purposes, unless otherwise required by applicable Law.

Article IV
REPRESENTATIONS AND WARRANTIES OF SHIFT

Shift hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each Company Entity is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Section 4.1 of the Disclosure Schedules sets forth each Company Entity, its jurisdiction of organization, its directors and officers, and each jurisdiction in which such Company Entity is licensed or qualified to do business, and each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 4.1 of the Disclosure Schedules, the Company owns all of the outstanding equity interests of its Subsidiaries, free and clear of all Encumbrances, and there are no derivative securities or commitments to issue derivative securities in respect of such Subsidiaries. The Company does not own or have any ownership interest in any other Person other than such Subsidiaries. True and complete copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and any other similar governing documents, each as amended (together, the “Organizational Documents”) of each Company Entity, as amended to date, have been made available to Parent.

Section 4.2 Authority; Board Approval.

(a) The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement and the transactions contemplated hereby by the affirmative vote or consent of (i) the holders of the Shift Common Shares and Shift Preferred Shares, voting together as a single class, (ii) the holders of the Shift Senior Convertible Preferred Shares, voting together as a single class, in accordance with the Shift Charter Documents (collectively, “Shift Stockholder Vote”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Shift Stockholder Vote. The Shift Stockholder Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, convert the Shift Preferred Shares into Shift Common Shares, and approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other party hereto, constitutes, or will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at Law or in equity). When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).

(b) The Shift Board, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified in any way adverse to Parent or Merger Sub, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Shift Board Recommendation”).

Section 4.3 No Conflict; Consents.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) subject to, in the case of the Merger, obtaining the Shift Stockholder Vote, conflict with or result in a violation or breach of, or default under, any Organizational Documents of Shift (“Shift Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Shift Stockholder Vote, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the properties, assets or Business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Entity, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not reasonably be expected to have an adverse effect on the Company Entities, taken together, that is material in the aggregate.

(b) Except as set forth on Section 4.3(b) of the Disclosure Schedule, no consent, approval, Permit, or authorization of, or exemption by, or filing with or notice to, any Governmental Authority is required to be obtained or made by any Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the effectiveness of the filing of the Certificate of Merger with the Secretary of State of Delaware, the effectiveness of the Registration Statement and such filings as may be required under the HSR Act or any other antitrust Law.

Section 4.4 Capitalization.

(a) Section 4.4(a) of the Disclosure Schedules sets forth, as of the date hereof, (i) the authorized capital stock of the Company, (ii) the number, class and series of Shift Shares owned by each holder of Shift Shares, together with the name of each registered holder thereof, (iii) a list of all holders of outstanding Shift Options, including the number of Shift Common Shares subject to each such Shift Option, the grant date, and exercise price for such Shift Option, the extent to which such Shift Option is vested and exercisable and the date on which such Shift Option expires, and (iv) a list of all holders of outstanding Shift Warrants, including the number of Shift Shares subject to each such Shift Warrant, the grant date, and exercise price for such Shift Warrant, the extent to which such Shift Warrant is vested and exercisable and the date on which such Shift Warrant expires. Each Shift Option was granted in accordance with the Shift Option Plan with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the date on which Shift Board or its compensation committee actually awarded the Shift Option. Each Shift Option qualifies for the tax and accounting treatment afforded to such Shift Option in Shift’s Tax Returns and Shift’s Financial Statements, respectively, and does not trigger any liability for the Shift Option holder under Section 409A of the Code. Shift has provided or made available to Parent (or Parent’s representatives) true and complete copies of the standard form of option agreement and any stock option agreements that materially differ from such standard form.

(b) Except for currently outstanding Shift Options which have been granted to employees, consultants or directors pursuant to the Shift Option Plan, a reservation of Shift Common Shares for direct issuances or purchase upon exercise of Shift Options under the Shift Option Plan, the Shift Warrants or as disclosed on Section 4.4(b) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Shift Common Shares.

(c) All issued and outstanding Shift Shares are, and all Shift Shares which may be issued pursuant to the exercise of Shift Options and Shift Warrants, when issued in accordance with the terms of the Shift Options and the Shift Warrants, respectively, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Shift Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances. All issued and outstanding Shift Shares, Shift Options and Shift Warrants were issued in compliance with applicable Law.

(d) Except as set forth on Section 4.4(d) of the Disclosure Schedule, no outstanding Shift Shares are subject to vesting or forfeiture rights or repurchase by a Company Entity. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Company Entity or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Shift Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(f) To Shift’s Knowledge, the Company is not subject to Section 2115 of the California Corporations Code based on the addresses of the Stockholders of the Company as listed on the books and records of the Company, as of the date hereof.

Section 4.5 Financial Statements.

(a) Section 4.5(a) of the Disclosure Schedules sets forth the Company’s (i) audited consolidated financial statements consisting of the balance sheet of the Company Entities as of December 31 in each of the years 2017 and 2018 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), (ii) unaudited consolidated balance sheet of the Company Entities as of December 31, 2019 and the related consolidated statements of income and retained earnings and cash flow for the year then ended (the “2019 Financial Statements”), (iii) unaudited financial statements consisting of the consolidated balance sheet of the Company Entities as of March 31, 2020 (the “Interim Balance Sheet Date”) and the related consolidated statements of income and retained earnings and cash flow for the three (3) month period then ended, and (iv) unaudited consolidated balance sheet of the Company Entities as of May 31, 2020 and the related consolidated statements of income and retained earnings and cash flow for the five (5) month period then ended ((iii) and (iv), the “Interim Financial Statements” and together with the 2019 Financial Statements and Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and reclassifications and the absence of notes and other presentation items. The Financial Statements are based on the books and records of the Company Entities, and fairly present in all material respects the financial condition of the Company Entities as of the respective dates they were prepared and the results of the operations of the Company Entities for the periods indicated. The balance sheet of Company Entities as of December 31, 2019 is referred to herein as the “Balance Sheet”. The Company Entities maintain a standard system of accounting established and administered in accordance with GAAP.

(c) Except as set forth in Section 4.5(b) of the Disclosure Schedules, the Company Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

(d) Except as set forth on Section 4.5(c) of the Disclosure Schedule, (i) all representations and certifications made by the Company to lenders or any Governmental Authority in connection with the PPP Loans were accurate, true and correct in all respects when made and (ii) the Company used the proceeds of the PPP Loans solely for the allowable uses set forth in the PPP.

Section 4.6 Undisclosed Liabilities. Except as set forth in Section 4.6 of the Disclosure Schedule, the Company Entities have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth on a balance sheet of the Company Entities prepared in accordance with GAAP, consistently applied, except those (a) which are adequately reflected or reserved against in the Financial Statements, (b) which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, or (c) which are Liabilities of future performance under Contracts (none of which results from or arises out of any breach of or default under any Contract).

Section 4.7 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.7(a) of the Disclosure Schedule, since December 31, 2019 to the date hereof, each Company Entity has conducted the Business in the ordinary course of business consistent with past practice.

(b) Other than as set forth in Section 4.7(b) of the Disclosure Schedule, since December 31, 2019, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company Entities, as of the date hereof, any:

(i) amendment of the Organizational Documents of the Company or any of its Subsidiaries;

(ii) split, combination or reclassification of any shares of its capital stock;

(iii) issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of equity security of it or its Subsidiaries other than grants of Shift Options made in the ordinary course of business;

(iv) declaration or payment of any dividends or distributions on or in respect of any of its capital stock; redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock;

(v) material change in the Company Entities’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(vi) material change in any method of accounting or accounting practice of the Company Entities, except as required by GAAP, securities Laws and regulations or PCAOB standards, or as otherwise disclosed in the notes to the Financial Statements;

(vii) incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $200,000 by the Company or any of its Subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(viii) except for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any of any tangible or intangible asset shown or reflected in the Balance Sheet with a value in excess of $200,000 individually or $500,000 in the aggregate, or cancellation of any debts with a value in excess of $200,000 individually or $500,000 in the aggregate;

(ix) transfer, assignment or grant of any exclusive license or exclusive sublicense of material rights under or with respect to any Shift Intellectual Property;

(x) any capital investment in, or any loan to, any other Person, in each case in excess of $200,000 individually or $500,000 in the aggregate;

(xi) acceleration, termination, material modification to or cancellation of any Material Contract to which a Company Entity is a party or by which it is bound that is not in accordance with the terms of such Material Contract;

(xii) material damage, destruction or loss (whether or not covered by insurance) to its property, or any material capital expenditures in excess of budgeted amounts;

(xiii) imposition of any material Encumbrance upon any of the Company Entities’ properties, capital stock or assets, tangible or intangible;

(xiv) (i) grant of any material bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or Benefit Plan made available to Parent as of the date of this Agreement, or as required by applicable Law, (ii) change in the terms of employment for any employee for which the aggregate increase in cash compensation or benefits with respect such employee exceeds $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(xv) adoption, modification or termination of any Benefit Plan or collective bargaining agreement;

(xvi) adverse employment action (including layoffs, furloughs, wage reductions or deferrals) in respect of any officer, employee or independent contractor’s service where such officer, employee or independent contractor earns in excess of $100,000 from the Company Entities on an annual basis, compensation or benefits, in each case, in response to the COVID-19 pandemic;

(xvii) any loan to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders (other than in any stockholder’s capacity as an employee) or current or former directors or officers;

(xviii) entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of existing lines of business;

(xix) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xx) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases or leases of inventory, services or supplies in the ordinary course of business consistent with past practice;

(xxi) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof other than the acquisition of residuals done in the ordinary course of business;

(xxii) action by a Company Entity to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with the any Company Entity’s past practices and (ii) would reasonably be expected to have the effect of materially increasing the Tax liability of Parent or any Subsidiary in respect of any post-Closing Tax period; or

(xxiii) binding commitments or agreements to any of the foregoing.

Section 4.8 Title; Leased Real Property.

(a) No Company Entity owns a freehold estate in any real property.

(b) The Company Entities have good and valid title to, or a valid leasehold interest in, as applicable, all Leased Real Property and material tangible personal property and other material assets reflected in the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(c) Section 4.8(c) of the Disclosure Schedules lists with respect to each Leased Real Property of the Company Entities as of the date hereof (i) the street address; (ii), the landlord, the rental amount currently being paid, and the expiration of the term; and (iii) the current use of such property. With respect to the Leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the lease agreement associated with each Leased Real Property location. Each of the Company Entities is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property, and the Company Entities do not occupy or make use of any real property other than the Leased Real Property. The Company’s use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To Shift’s Knowledge, there are no Legal Proceedings pending nor threatened against or adversely affecting the Leased Real Property in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.9 Condition of Assets. Except as set forth in Section 4.9 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (in each case, excluding used car inventory) of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, in each case in all material respects and excluding ordinary wear and tear, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (in each case, excluding used car inventory) is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Disclosure Schedules lists all Shift IP Registrations as of the date hereof, indicating as to each item other than domain names as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item. All filings and fees required to maintain the Shift IP Registrations that have or will come due prior to the Closing Date, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities and authorized registrars, and all Shift IP Registrations are otherwise in good standing.

(b) Section 4.10(b) of the Disclosure Schedules lists all Shift IP Agreements in effect as of the date hereof that are (i) material licenses of Shift Intellectual Property granted to a third party other than in the ordinary course of business, (ii) licenses of Intellectual Property, other than nonexclusive software licenses, granted by a third party that are material to the Company Entities taken as a whole. Each Shift IP Agreement set forth on Section 4.10(b) of the Disclosure Schedules is, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity), valid and binding on the Company Entities in accordance with its terms and is in full force and effect. Neither a Company Entity nor to Shift’s Knowledge any other party thereto is in breach of or default under, or has provided or received in the last two (2) years any written notice of breach or default of or any intention to terminate, any such Shift IP Agreement.

(c) Except as set forth in Section 4.10(c) of the Disclosure Schedules, a Company Entity is the sole and exclusive legal and beneficial, and with respect to the Shift IP Registrations, record, owner of all right, title and interest in and to the material Shift Intellectual Property, and to Shift’s Knowledge, has the right to use all other material Intellectual Property used in the conduct of the Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company Entities have entered into written agreements with every current and former employee who has created material Intellectual Property for the Company Entities, and with every current and former independent contractor who has created material Intellectual Property for the Company Entities, whereby such employees and independent contractors assign to the Company Entities any ownership interest and right they may have in such Shift Intellectual Property.

(d) Each Company Entity’s rights in the Shift Intellectual Property are subsisting and, to Shift’s Knowledge, each Company Entity’s rights in the Shift IP Registrations, other than pending applications, are valid and enforceable. The Company Entities have taken commercially reasonable steps to maintain the Shift Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Shift Intellectual Property.

(e) To Shift’s Knowledge, in the last two (2) years, (i) the conduct of the Business, and the products, processes and services of the Company Entities, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect, and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Shift Intellectual Property in any material respect.

(f) Except as set forth in Section 4.10(f) of the Disclosure Schedule, no computer software owned, purported to be owned, or developed by or for a Company Entity for use in the Business uses or incorporates any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, or (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons.

(g) Except as set forth in Section 4.10(g) of the Disclosure Schedule, there are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled within the last three (3) years, pending or, to Shift’s Knowledge, threatened in writing: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by a Company Entity; (ii) challenging the validity, enforceability, registrability or ownership of any Shift Intellectual Property or the Company Entities’ rights with respect to any Shift Intellectual Property, other than ordinary-course prosecution of Shift IP Registrations; or (iii) by the Company Entities alleging any infringement, misappropriation, dilution or violation by any Person of the Shift Intellectual Property. To Shift’s Knowledge, the Company Entities are not subject to any Governmental Order that does or would restrict or impair the use of any Shift Intellectual Property.

Section 4.11 Privacy and Data Security.

(a) The Company Entities have a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business which is in any Company Entity’s possession, custody or control, or otherwise held or processed on its behalf and each Company Entity is and has been in compliance with such privacy policy. The Company Entities have posted a privacy policy in a clear and conspicuous location on all public websites owned or operated by the Company Entities.

(b) Each Company Entity has in the past two (2) years complied in all material respects with all applicable Laws regarding the collection, retention, use and protection of personal information.

(c) Each Company Entity is in material compliance with the terms of all Material Contracts to which such Company Entity is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information), if any.

(d) No Person (including any Governmental Authority) has, in the past two (2) years, (i) commenced any Legal Proceeding relating to any Company Entity’s information privacy or data security practices relating to the personal information of consumers, including with respect to the access, disclosure or use of personal information of consumers maintained by or on behalf of any Company Entity, or, (ii) to Shift’s Knowledge, threatened any such Legal Proceeding, or made any complaint or investigation relating to such practices.

(e) The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of any Company Entity as it currently exists.

(f) The Company Entities have established and implemented policies, programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(g) To Shift’s Knowledge, the Business has not in the past two (2) years experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in the possession, custody or control, or any Company Entity or otherwise held or processed on its behalf.

Section 4.12 Software and IT.

(a) The Company Entities’ Systems are reasonably sufficient in all material respects for the current needs of the Business, including as to capacity, scalability, and ability to process current peak volumes in a timely manner. In all material respects, the Company Entities’ Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all material software, in each case as necessary for the conduct of the Business.

(b) To Shift’s Knowledge, in the last two (2) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company Entities’ Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in the conduct of the Business of the Company Entities; (ii) substantial loss, destruction, damage or harm of any Company Entity or any of their Business or operations, personnel, property or other assets; or (iii) material liability of any kind to the Company Entities or their Business. Each Company Entity has taken commercially reasonable actions to protect the integrity and security of the Company Entities’ Systems and the data and other information stored thereon.

(c) The Company Entities maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, act in material compliance therewith.

Section 4.13 Contracts. Section 4.13 of the Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts to which any Company Entity is a party or by which it is bound, as of the date hereof (such Contracts, together with all Contracts concerning the Leased Real Property disclosed in Section 4.8 of the Disclosure Schedules, all Shift IP Agreements as set forth in Section 4.10(b) of the Disclosure Schedules, and all Contracts falling into the following categories and entered into by a Company Entity after the date hereof in accordance with Section 6.2, being “Material Contracts”):

(a) Contracts for the sale or purchase of any of products or services of any Company Entity which provides for payments by or to such Company Entity in excess of $500,000 during calendar year 2019 or that are expected to involve more than such amount in calendar year 2020 (other than purchase orders entered into or issued in the ordinary course of business);

(b) Contracts for the grant to any Person of any most-favored nations, priority, or exclusive rights to purchase any of such products or services (other than in the ordinary course of business);

(c) Contracts for joint ventures, partnerships or sharing of profits, and Contracts for joint or shared marketing activities or expenses;

(d) Contracts containing covenants obligating a Company Entity not to compete in any line of business or with any Person in any geographical area

(e) Contracts containing covenants obligating a Company Entity not to solicit or hire any Person with respect to employment (other than Contracts with contractor agencies or otherwise in the ordinary course of business);

(f) Contracts relating to the acquisition or disposition by a Company Entity (by merger, purchase of stock or assets or otherwise) of any line of business or a material amount of stock or assets (other than Contracts to purchase inventory in bulk in the ordinary course of business), in each case if entered into in the past three (3) years, or under which any Liabilities remain outstanding;

(g) Contracts evidencing Indebtedness in excess of $200,000 (whether incurred, assumed, guaranteed or secured by any asset);

(h) except for standard indemnification provisions in Contracts entered in the ordinary course of business with customers or suppliers, any Contract under which any Company Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than the other Company Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(i) any Contract under which any Company Entity has advanced or loaned any amount to any of its managers, directors or executive officers in the past three (3) years and such advance or loan remains outstanding;

(j) any Contract between any Company Entity, on the one hand, and any of their respective directors or executive officers, on the other hand (other than the Employment Contracts and indemnification agreements that have been made available to Parent);

(k) all Employment Contracts which are not cancellable without material penalty or without more than thirty (30) days’ notice (other than offer letters that do not deviate in any material respect from the standard offer letter provided to Parent);

(l) Contracts with independent contractors or consultants that require annual cash payments in excess of $150,000 to which a Company Entity is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(m) collective bargaining or similar labor agreements;

(n) any Contract with a Governmental Authority;

(o) any Contract under which any Company Entity is obligated to make any capital commitment or expenditure in excess of $200,000 individually or $500,000 in the aggregate, during any twelve (12)-month period;

(p) Contracts for the storage, treatment, disposal, recycling, investigation, removal or remediation of Hazardous Substances; and

(q) any other Contract that is material to any Company Entity, provides for consideration in excess of $200,000 annually or $500,000 in the aggregate and is not previously disclosed pursuant to this Section 4.13, Section 4.8 or Section 4.10(b) (other than purchase orders entered into or issued in the ordinary course of business).

Except as set forth in Section 4.13, Section 4.8 or Section 4.10(b) of the Disclosure Schedule, each Material Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity). None of the Company Entities or, to Shift’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To Shift’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent.

Section 4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there are no Legal Proceedings pending or, to Shift’s Knowledge, threatened in writing (a) against a Company Entity (or, to Shift’s Knowledge, against any of the officers or directors of any Company Entity related to their business duties, which interfere with their business duties, or as to which any Company Entity has any indemnification obligations), in each case which would reasonably be expected to result in Liabilities to such party in excess of $20,000; or (b) against or by a Company Entity that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at Law, in equity or otherwise. Except as set forth in Section 4.14 of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company Entity or any of its properties or assets. Each Company Entity is in compliance with the terms of each applicable Governmental Order set forth in Section 4.14 of the Disclosure Schedules.

Section 4.15 Compliance with Laws; Permits.

(a) Each Company Entity is now, and for the past three (3) years has been, in compliance in all respects with all Laws (including any regulatory or licensing requirements in respect of insurance) applicable to it and its Business, except for such non-compliance that has not and would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole. No Company Entity has made voluntary disclosures under any FCPA Laws or U.S. Trade Laws, or received written notice of any violations or enforcement actions or threats of enforcement actions against it under any FCPA Laws or U.S. Trade Laws. All Permits required for each Company Entity to conduct its Business have been obtained by it and are valid and in full force and effect. No Company Entity, Affiliate, or to the Shift’s Knowledge, any employee of a Company Entity or Affiliate or any other Person acting for or on behalf of a Company Entity, is or has been at any time during the past three (3) years, a Person, or owned or controlled by a Person that is or was identified on any U.S. Restricted Person List or any other comparable list of Persons subject to trade restrictions and/or sanctions imposed or administered by a Government Authority.

(b) Section 4.15(b) of the Disclosure Schedules lists all current Permits issued to a Company Entity. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Disclosure Schedules, except as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

Section 4.16 Environmental Matters. Except as set forth in Section 4.16 of the Disclosure Schedule:

(a) Each Company Entity is now, and for the past two (2) years has been in compliance in all material respects with all Environmental Laws and has not received any: (i) written notice or claim in respect of Environmental Laws or violation thereof or non-compliance therewith; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved.

(b) To Shift’s Knowledge, no Leased Real Property presently leased by any Company Entity is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) To Shift’s Knowledge, there has been no Release of Hazardous Substances in contravention of Environmental Law with respect to any Leased Real Property presently leased or occupied by any Company Entity, and in the last two (2) years, no Company Entity has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance which would reasonably be expected to result in a claim against or Liability of, or a violation of Environmental Law or term of any Permit by, any Company Entity.

(d) No Company Entity owns or operates any active or abandoned aboveground or underground storage tanks.

(e) No Company Entity has used any off-site Hazardous Substances treatment, storage, or disposal facilities or locations.

(f) No Company Entity has retained or assumed, by contract or to Shift’s Knowledge, by operation of Law, any ongoing liabilities or obligations of third parties under Environmental Law.

(g) The Company has provided or otherwise made available to Parent: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of the Company Entities or any currently or formerly owned or operated real property or Leased Real Property which are in the possession or control of any Company Entity related to compliance with Environmental Laws or Permits or the Release of Hazardous Substances; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

Section 4.17 Employee Benefit Matters.

(a) Section 4.17(a) of the Disclosure Schedules sets forth a list of each material Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

(b) As applicable with respect to the Benefit Plans, the Company has made available to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent summary annual reports, financial statements and trustee reports, and (vi) all communications between the Company Entities or any ERISA Affiliate on the one hand, and the IRS or DOL on the other hand, during the last three (3) years concerning IRS or DOL audits or investigations.

(c) Each Company Entity is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter or prototype opinion letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code.

(d) Each Company Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, to the extent applicable.

(e) Except as set forth in Section 4.17(e) of the Disclosure Schedule, all payments under the Benefit Plans that have become due have been made, in all material respects, on a timely basis.

(f) No Company Entity nor to Shift’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, any Company Entity, Merger Sub, the Surviving Entity or Parent or any of its Affiliates to any material tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of any Company Entity, and no asset of any ERISA Affiliate which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 303(k), Code Section 430(k) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h) No Company Entity contributes to, is required to contribute to, or has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, including on account of an ERISA Affiliate.

(i) No Benefit Plan provides post-employment welfare benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law.

(j) Except as expressly provided otherwise in this Agreement or as set forth in Section 4.17(j) of the Disclosure Schedule, the execution of, and performance of the transactions contemplated by this Agreement will not either alone or together with any other event(s) (i) result in any payment becoming due under any Benefit Plan to any employee, former employee, director, officer, or independent contractor of the Company Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) from or with respect to any Benefit Plan, to any employee, former employee, director, officer or independent contractor of the Company Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. No such employee, former employee, director, officer or independent contractor of Shift has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

(k) To Shift’s Knowledge, there are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to Shift’s Knowledge, are there any facts which could reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, materially complies in both form and operation with the requirements of Section 409A of the Code.

(m) No Company Entity or any ERISA Affiliate thereof has any legally binding commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Company Entity or any ERISA Affiliate thereof has any legally binding commitment to establish any new benefit plan, program or arrangement.

Section 4.18 Taxes. Except as set forth in Section 4.18 of the Disclosure Schedule:

(a) All income and other material Tax Returns required to be filed on or before the Closing Date by the Company Entities have been, or will be, timely filed (giving effect to all extensions). Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Company Entities (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company Entities have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) In the past three (3) years, no written claim has been made by any taxing authority in any jurisdiction where the Shift does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Shift, which extension or waiver is still in effect.

(d) The amount of the Company Entities’ Liability for unpaid Taxes for all periods ending on or before May 31, 2020 does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company Entities’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Shift (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(e) Section 4.18(e) of the Disclosure Schedules sets forth the taxable years for which examinations by taxing authorities are presently being conducted with respect to the Company Entities, together with the subject matter of such examinations. All deficiencies asserted, or assessments made, against the Company Entities as a result of any examinations by any taxing authority have been fully paid (excluding any ongoing examinations). The Company Entities are not a party to any current Legal Proceeding by any taxing authority, and to Shift’s Knowledge there are no threatened Legal Proceedings by any taxing authority.

(f) The Company Entities have delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company Entities for all Tax periods ending after December 31, 2013.

(g) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company Entities.

(h) The Company Entities are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purposes of which is not related to Taxes). No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company Entities.

(i) The Company Entities have not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company). The Company Entities have no Liability for Taxes of any Person (other than a Person that is a member of a group of which the common parent is the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or contract.

(j) The Company Entities will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.

(k) Each Company Entity has not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. Each Company Entity has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. Each Company Entity has not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011 4(b)(2).

Section 4.19 Employee Relations.

(a) Except as set forth in Section 4.19(a) of the Disclosure Schedule, no Company Entity is: (i) a party to or otherwise bound by any collective bargaining; (ii) a party to, or to Shift’s Knowledge, threatened by, any unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Company Entity is or would be a party. Except as set forth in Section 4.19(a) of the Disclosure Schedule, in the last year, no Company Entity has experienced any strike, lockout, slowdown or work stoppage, nor, to Shift’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition filed with the National Labor Relations Board, or, to Shift’s Knowledge, union organizing activity by or for the benefit of the employees of any Company Entity or otherwise affecting any Company Entity.

(b) Each Company Entity is, and for the last three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor and employment practices, including all Laws respecting discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, disability rights or benefits, occupational safety and health (including the federal Occupational Safety and Health Act and any applicable state or local Laws concerning COVID-19-related health and safety issues (with respect to Laws concerning COVID-19-related health and safety issues, for the avoidance of doubt, following their enactment)), employee whistle-blowing, immigration, workers’ compensation, employee leave issues (including the federal Emergency Paid Sick Leave Act, the federal Emergency Family and Medical Leave Expansion Act, and any applicable state or local Laws concerning COVID-19-related paid sick or family leave or other benefits), affirmative action, unemployment insurance, plant closures and layoffs (including the WARN Act), employee privacy, employment practices and classification of employees, consultants and independent contractors. Except as set forth in Section 4.19(b) of the Disclosure Schedule, there are no pending or to Shift’s Knowledge, threatened, claims against any Company Entity on account of any labor or employment matter or action.

(c) Except as set forth in Section 4.19(c) of the Disclosure Schedule, the employment of each employee of a Company Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law. Each Company Entity has properly classified all employees, leased employees, consultants and independent contractors.

(d) Section 4.19(d) of the Disclosure Schedules accurately sets forth as of the date of this Agreement, by Company Entity, with respect to each current employee of any Company Entity (including any employee who is on a leave of absence, furlough or on layoff status): (i) the title or classification, and date of hire; and (ii) each employee’s annualized base compensation and all bonuses or other incentive compensation paid to such employee for 2019.

(e) Each Company Entity (i) is and at all relevant times has been in compliance in all material respects with COVID-19 related safety and health Laws issued and enforced by the Occupational Safety and Health Administration, and with the paid and unpaid leave requirements of the Families First Coronavirus Response Act; and (ii) to the extent the Company Entities have granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act, the Company Entities have taken commercially reasonable efforts to obtain and retain all material documentation required to substantiate eligibility for sick leave or family leave tax credits pursuant to applicable Law to the extent the time limit to obtain or receive such substantiation has not lapsed. To the extent Shift has Knowledge of any Company Entity employees or independent contractors that have tested positive for COVID-19, the Company Entities have taken commercially reasonable efforts to take all material precautions required under applicable Law with respect to such employees and independent contractors. The Company Entities have also used commercially reasonable efforts to document any such diagnosis to the extent required by Laws of the Occupational Safety and Health Administration.

Section 4.20 Transactions with Related Parties. Except for agreements related to employment with Company Entities and Contracts to be entered into pursuant to this Agreement, and except as set forth in Section 4.20 of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of any Company Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Company Entity).

Section 4.21 Insurance. Section 4.21 of the Disclosure Schedules contains a complete and correct list of all policies and contracts currently in effect for insurance of which any Company Entity is the owner, insured or beneficiary or which has been bound by any Company Entity to cover any of the assets of any Company Entity as of the date hereof (the “Insurance Policies”), copies of which have been made available to Parent. All premiums due and payable with respect to such Insurance Policies have been timely paid. All Insurance Policies are in full force and effect and no Company Entity is currently in receipt of any notice of cancellation or non-renewal thereunder. There is no ongoing default with respect to any provision contained in any Insurance Policy. Except as set forth in Section 4.21 of the Disclosure Schedules: (a) there are no outstanding claims under the Insurance Policies (other than ordinary course workers’ compensation claims); (b) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; (c) in the past one (1) year, no notice of cancellation or non-renewal (other than conditional notice of non -renewal pursuant to applicable Law related to the increase of premiums) with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (d) each Company Entity has not failed to obtain any category of insurance (e.g. garage, cyber) sought due to refusal by all insurance carriers pursued, nor have any of its coverages been limited by any insurance carrier contrary to policy terms.

Section 4.22 Brokers. Except as set forth on Section 4.22 of the Disclosure Schedules (which for the avoidance of doubt shall be deemed Shift Transaction Expenses), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangement made by or on behalf of a Company Entity.

Section 4.23 Employment Contracts and Compensation Arrangements. The Company has provided to Parent a schedule setting forth a complete and correct list of all Contracts to which any Company Entity is a party or by which it is bound providing for the employment of any individual whose rate of annual compensation, including any promised, expected or customary cash bonus exceeds $150,000 on a full-time, part-time or consulting or other basis (other than offer letters that do not deviate in any material respect from the standard offer letter made available to Parent) and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments (other than performance bonuses provided in accordance with the terms of the applicable offer letter) to such individuals (the “Employment Contracts”).

Section 4.24 Power of Attorney. Except as required in the ordinary course of business for vehicle auction purposes, no Person holds a power of attorney to act on behalf of any Company Entity.

Section 4.25 Parent Common Stock. No Company Entity owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

Section 4.26 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) AND ANY ANCILLARY AGREEMENT, SHIFT DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO SHIFT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Section 4.27 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), SHIFT ACKNOWLEDGES THAT NONE OF PARENT OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF PARENT OR MERGER SUB, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO SHIFT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SHIFT ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY PARENT AND MERGER SUB IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) SHALL HAVE ANY LEGAL EFFECT, AND THAT SHIFT EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM PARENT’S AND MERGER SUB’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES).

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Shift as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1 Organization. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and (b) has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent (upon obtaining the Parent Stockholder Approval) and Merger Sub, has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 5.2 Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Parent Stockholder Approval. This Agreement has been, and each Ancillary Agreement to which Parent or Merger Sub is a party will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b) The board of directors of Parent and the Merger Sub (including any required committee or subgroup of the board of directors of each such Person) has unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of Parent and Merger Sub and the stockholders of Parent and Merger Sub.

Section 5.3 No Conflict. Except as set forth in Section 5.3 of the Disclosure Schedule, assuming the Parent Stockholder Approval is obtained and the effectiveness of the Parent Charter Amendments, the execution, delivery, and performance by Parent and Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Parent or Merger Sub is subject, (b) conflict with or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub, (c) require the consent or notice by any Person under, conflict with, result in a material violation or material breach of or constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Parent or Merger Sub is a party or by which it may be bound, or (d) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or Merger Sub, except, with respect to the foregoing clauses (a), (c) and (d), as would not reasonably be expected to have an adverse effect on Parent and Merger Sub, taken together, that is material individually or in the aggregate.

Section 5.4 Consents. Except as set forth in Section 5.4 of the Disclosure Schedule, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby, except for the effectiveness of the filing of the Certificate of Merger with the Secretary of State of Delaware, the effectiveness of the Registration Statement and such filings as may be required under the Securities Act, the Exchange Act the HSR Act and any other applicable antitrust Law.

Section 5.5 Brokers. Except as set forth in Section 5.5 of the Disclosure Schedule (each of whose fees will be paid by Parent), neither Parent nor Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from Shift, Parent or Merger Sub upon consummation of the transactions contemplated by this Agreement.

Section 5.6 SEC Filings and Financial Statements.

(a) Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes of Parent contained or incorporated by reference in the Parent SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) UGAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Documents.  No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls and, to Parent’s Knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(d) Since the date of the latest Form 10-Q of Parent filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Parent that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

Section 5.7 Capitalization. As of the Business Day immediately prior to the date of this Agreement:

(a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, of which 15,490,000 shares are outstanding; 10,000,000 shares of Class B Common Stock, par value $0.001 per share, of which 5,163,333 shares are outstanding, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share, none of which are outstanding. Parent has warrants issued and outstanding to purchase 7,745,000 shares Parent Common Stock.

(b) Parent owns all of the issued and outstanding shares of capital stock (or other equity securities) of Merger Sub. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock (or other equity securities) of either Parent or Merger Sub, other than Encumbrances created by Shift. Except as described in the Parent SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or Merger Sub on the one hand and any Person on the other hand with respect to the capital stock (or other equity securities) of any of Parent or any Subsidiary of Parent including Merger Sub. Neither Parent nor Merger Sub owns, directly or indirectly, any stock or other equity interests of any other Person.

(c) The shares of Parent Common Stock to be issued pursuant to this Agreement, subject to the Parent Stockholder Approval and the effectiveness of the Parent Charter Amendments, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as described in the Parent SEC Documents, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

Section 5.8 Litigation. As of the date of this Agreement there is no Legal Proceeding pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub at Law, in equity or otherwise, or in, before, or by, any Governmental Authority. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against or affecting Parent or Merger Sub.

Section 5.9 Compliance with Laws. Parent and Merger Sub are now and have been in material compliance with all Laws applicable to their respective business, properties or assets. Neither Parent nor Merger Sub has received any written notice of any violation of Law. All Permits required for Parent and Merger Sub to conduct their business as currently conducted have been obtained and are valid and in full force and effect. Parent is and at all times has been in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement.

Section 5.10 NASDAQ Listing. The Parent Common Stock is listed on NASDAQ. Parent is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Parent Common Stock on NASDAQ.

Section 5.11 Reporting Company. Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act.

Section 5.12 Investment Company. Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.13 Pro Forma Capitalization of Parent. Section 5.13 of the Disclosure Schedules sets forth the pro forma capitalization of Parent after giving effect to the Merger (assuming the Merger is consummated in accordance with the terms thereof and without giving effect to any redemption elections by stockholders of Parent). Except as set forth in Section 5.13 of the Disclosure Schedules or in the Parent SEC Documents, immediately following the Closing, Parent will not have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating Parent to issue or dispose of any of its respective equity securities or any other ownership interest in Parent or any of its Subsidiaries.

Section 5.14 Transactions with Related Parties. Except as set forth in Section 5.14 of the Disclosure Schedule or in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.15 Trust Account. As of March 31, 2020, Parent had $153,723,340.00 in the Trust Account, with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriter of Parent’s initial public offering and (B) holders of Parent Common Stock who have elected to redeem their Parent Common Stock in accordance with the Parent’s charter documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except to pay income taxes from any interest earned in the Trust Account and to redeem Parent Common Stock in accordance with the provisions of Parent’s charter documents. There is no Legal Proceeding pending, or to Parent’s Knowledge, threatened with respect to the Trust Account.

Section 5.16 Information Supplied. The information relating to Parent and the Merger Sub furnished by or on behalf of Parent and the Merger Sub in writing for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of Parent to the Company or its counsel prior to such mailing date pursuant to Section 6.8 hereof. Notwithstanding the foregoing, Parent and the Merger Sub make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Entities for inclusion or incorporation by reference in the Proxy Statement, or (b) any projections or forecasts included in the Proxy Statement.

Section 5.17 Business Activities

(a) Since its respective organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward completing a business combination of the type contemplated by this Agreement. Except as set forth in the Parent SEC Documents (including the exhibits thereto), there is no agreement, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement.

(b) Except for Merger Sub and cash and cash equivalents and Parent’s contingent interest in the Trust Account, Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. All the outstanding equity interests (including any equity interests convertible or exchangeable into equity interests) of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. Merger Sub has no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require such Subsidiary of Parent to issue, sell or otherwise cause to become outstanding any of its equity interests (including any equity interests convertible or exchangeable into equity interests).

Section 5.18 Application of Takeover Protections. Parent and the board of directors of Parent have taken all necessary action to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s Organizational Documents or the Laws of the State of Delaware that are or could become applicable to the Company as a result of the Company, Parent and Merger Sub fulfilling their respective obligations or exercising their respective rights under this Agreement, including as a result of Parent’s issuance of the Merger Consideration.

Section 5.19 Merger Consideration. All Merger Consideration to be issued and delivered in connection with the Closing to the holders of Shift Shares shall be, upon issuance and delivery of such Merger Consideration, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Encumbrances.

Section 5.20 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Section 5.21 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), PARENT AND MERGER SUB ACKNOWLEDGE THAT NONE OF THE COMPANY ENTITIES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ANY COMPANY ENTITY, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SHIFT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. PARENT AND MERGER SUB ACKNOWLEDGE THAT THEY ARE NOT RELYING NOR HAVE THEY RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY SHIFT IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) SHALL HAVE ANY LEGAL EFFECT, AND THAT PARENT AND MERGER SUB EXPRESSLY DISCLAIM RELIANCE ON ANY OMISSIONS FROM SHIFT’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES). WITHOUT LIMITING THE FOREGOING, NEITHER SHIFT NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT, MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE PARENT'S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

Article VI
COVENANTS AND AGREEMENTS

Section 6.1 Access and Information; Financial Statements. From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article VIII, the Company shall (and shall cause the other Company Entities to): (i) permit Parent and Merger Sub, and their respective advisers and other representatives to have reasonable access, during business hours and upon reasonable advance written notice, to Shift’s properties and facilities and books and records (provided that they shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company Entities); (ii) furnish, or cause to be furnished, to Parent financial and material operating data and other material information (including Tax information) with respect to any Company Entity as Parent may from time to time reasonably request in writing and subject to any applicable Law; and (iii) provide to Parent (A) monthly financial statements of Shift within fifteen (15) days following each month-end starting with July 31, 2020, in form and substance as historically provided to the Shift Board; and (B) if the Effective Time of the Merger has not yet occurred as of such required date of delivery, an auditor-reviewed consolidated balance sheet of the Company Entities as of June 30, 2020 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the six (6) month period then ended, in form and substance appropriate for inclusion in the Proxy Statement, reasonably promptly, and in any event within thirty (30) days, following June 30, 2020. No information provided to or obtained by Parent pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Parent, or act as a waiver or otherwise affect the representations or warranties of any Company Entity in this Agreement. Nothing herein shall limit or modify the obligations of the parties set forth in that certain Nondisclosure Agreement, dated May 21, 2020, between Parent and Shift (the “Confidentiality Agreement”), and any information provided pursuant to this Section 6.1 shall be subject to the terms and conditions of the Confidentiality Agreement; provided, that, Parent may disclose confidential information covered by the Confidentiality Agreement to any potential financing source from whom the Parent is seeking financing with Shift’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent and such financing source have entered into a confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any Company Entity to disclose information subject to attorney-client privilege. Notwithstanding anything herein to the contrary, the Company Entities shall not be required to take any action, provide any access or furnish any information that the Company Entities in good faith reasonably believes would be reasonably likely to (x) cause or constitute a waiver of the attorney-client or other privilege or (y) violate any Contract to which the Company or any Company Entity is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (x) and (y) above.

Section 6.2 Conduct of Business by Shift. From the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Section 6.2 of the Disclosure Schedule, Shift covenants and agrees that it shall, and shall cause each Company Entity to, operate the Business in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, regulators and any other Persons having a material business relationship with any Company Entity. Without limiting the foregoing, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.2 of the Disclosure Schedule, from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, Shift shall not, and shall cause each other Company Entity not to (a) take or permit to occur any action described in Section 4.7(b) and (b) without limiting the generality of Section 4.7(b), enter into any Material Contract (other than purchase orders in the ordinary course of business), make any dividends or distributions, or issue any Shift Shares other than Shift Common Shares upon valid conversion of Shift Preferred Shares or Shift Warrants, or the valid exercise of Shift Options; provided, however that nothing in this Section 6.2 shall be deemed to prohibit the Company Entities from incurring additional Indebtedness under the terms of the Flooring Facility.

Section 6.3 Conduct of Business by Parent. From the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Shift (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Section 6.3 of the Disclosure Schedule, Parent and Merger Sub covenant and agree that they shall operate in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, regulators and any other Persons having a material business relationship with Parent or Merger Sub. Without limiting the foregoing, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Shift (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.3 of the Disclosure Schedule, from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, neither Parent nor Merger Sub shall take or permit to occur any of the following actions:

(a) amendment of its Organizational Documents;

(b) split, combination or reclassification of any shares of its capital stock;

(c) issuance, sale or other disposition of any equity security (other than upon valid exercise of warrants outstanding as of the date of this Agreement) or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity security, other than as contemplated by the PIPE Investment;

(d) declaration or payment of any dividends or distributions on or in respect of any of its capital stock; redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock, other than as contemplated by the Parent Stock Redemption;

(e) material change in its cash management practices;

(f) material change in any of its methods of accounting or accounting practice, except as required by GAAP, securities Laws and regulations or PCAOB standards;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money, except as contemplated by Section 6.19;

(h) any material capital investment in, or any loan to, any other Person;

(i) binding any insurance policies covering the representations, warranties or other matters set forth in this Agreement;

(j) entry into, or acceleration, termination, material modification to or cancellation of any material Contract to which Parent is a party or by which it is bound that is not in accordance with the terms of such material Contract, except in the ordinary course of Parent’s operations consistent with past practice or otherwise in connection with and furtherance of the Merger and the transactions contemplated by this Agreement pursuant to Contracts that do not impose any material Liabilities on Parent, Merger Sub or the Surviving Entity following the Closing;

(k) imposition of any material Encumbrance upon any of the properties, capital stock or assets, tangible or intangible, of Parent or Merger Sub;

(l) any loan to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders (other than in any stockholder’s capacity as an employee) or current or former directors or officers, except for borrowing of additional amounts under that certain Loan Commitment Agreement dated March 19, 2019, between Parent and Insurance Acquisition Sponsor, LLC, where such borrowed amounts will be settled only in cash;

(m) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, or directors, other than as provided for in any written agreements or as required by applicable Law, (ii) change in the terms of employment for any employee, (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer or director; (iv), hire any employees, officers, managers or directors; or (v) other than in the ordinary course of Parent’s operations consistent with past practice or otherwise in connection with and furtherance of the Merger and the transactions contemplated by this Agreement, hire or engage any consultants or contractors;

(n) adoption, modification or termination of (i) any “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change of control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by Parent or Merger Sub for the benefit of any current or former employee, director or officer of such Person or under which such Person has any liability;

(o) adverse employment action (including, without limitation, layoffs, furloughs, wage reductions or deferrals) in respect of any officer or employee’s service, compensation or benefits, in each case, in response to the COVID-19 pandemic;

(p) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q) action by Parent or Merger Sub to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with Parent’s or Merger Sub’s past practices and (ii) would reasonably be expected to have the effect of materially increasing the Tax liability of Parent or any Subsidiary in respect of any post-Closing Tax period; or

(r) binding commitments or agreements to any of the foregoing.

Section 6.4 Further Assurances.

(a) Each party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from Governmental Authorities that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each party hereto shall use reasonable best efforts to cooperate fully with the other party hereto and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Without limiting the generality of the foregoing, each party hereto shall, as promptly as reasonably practicable (but in no event later than ten (10) Business Days after the date hereof), make, or cause or be made, all filings and submissions under the HSR Act to consummate the transactions contemplated hereunder, and request early termination of the applicable waiting periods in respect thereof. Statutory filing fees under the HSR Act shall be borne by Parent.

(b) Shift and Parent shall cooperate in determining how (and whether) to proceed in giving notices to, and obtaining consents from, the various third parties that are described in Section 4.2 and Section 4.3 of the Disclosure Schedules; provided, however, that Shift and Parent shall use reasonable best efforts to obtain the consents described in Section 6.4(b) of the Disclosure Schedules. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to Shift and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party hereto reasonably promptly after receipt thereof, and copies of such notices shall be delivered to the other party hereto reasonably promptly after the making thereof. Notwithstanding anything to the contrary, neither party hereto shall be obligated to pay any costs or expenses to third parties with respect to such consents, waivers, approvals and notices for Contracts (other than de minimis administrative costs and expenses not in excess of $5,000 in the aggregate).

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, and (ii) in the event any Governmental Order adversely affecting the ability of the parties hereto to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted; provided that no party hereto nor any of their respective Affiliates shall be obligated in the exercise of such efforts to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereto hereunder in advance of any filing, submission or attendance, it being the intent that the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party hereto shall, to the extent not prohibited by applicable Law, give notice to the other party hereto with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party hereto with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.5 Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Merger and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by Shift and Parent; provided, however, that each party hereto may make any such announcement which, based on advice of counsel, is required by applicable Law. Notwithstanding the foregoing, each party hereto shall use its reasonable best efforts to consult with the other parties hereto prior to any such public announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such public announcement. This Section 6.5 shall not apply to communications by any party hereto to its directors, officers, employees, counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

Section 6.6 Stockholder Consent.

(a) Shift shall use its reasonable best efforts to obtain the Shift Stockholder Vote pursuant to written consents of the Stockholders in a form reasonably acceptable to Parent (the “Written Consent”) as promptly as practicable, and in any event within ten (10) Business Days, following the date that Parent receives, and notifies Shift of Parent’s receipt of, SEC approval and effectiveness of Parent’s Proxy Statement as described in Section 6.8. The materials submitted to the Stockholders in connection with the Written Consent shall include the Shift Board Recommendation. Reasonably promptly following receipt of the Written Consent, Shift shall deliver a copy of such Written Consent to Parent.

(b) Reasonably promptly following receipt of the Written Consent, Shift shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Shift Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Shift and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall be accompanied by a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Shift Shares as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 6.6(b) shall be subject to Parent’s advance review and reasonable approval.

Section 6.7 Director and Officer Indemnification.

(a) For a period of six (6) years following the Effective Time, the Surviving Entity shall not take any action to waive, eliminate or amend in an adverse manner to Shift Indemnified Persons any rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of a Company Entity or who, at the request of a Company Entity, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Shift Indemnified Persons”).

(b) Prior to the Closing, Shift shall obtain, in consultation with Parent, a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Shift D&O Tail Policy”). The costs and expenses associated with obtaining the Shift D&O Tail Policy shall be deemed a Shift Transaction Expense.

(c) For a period of six (6) years following the Effective Time, Parent shall not take any action to waive, eliminate or amend in an adverse manner to Parent Indemnified Persons any rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of Parent (collectively, with such individual’s heirs, executors or administrators, the “Parent Indemnified Persons”). Prior to the Closing, Parent shall obtain a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of Parent as Parent’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement).

(d) This Section 6.7 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by, each Shift Indemnified Person and each Parent Indemnified Person, and their respective successors, heirs and representatives.

Section 6.8 Proxy Statement; Parent Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file (i) a registration statement (as such filing is amended or supplemented, the “Registration Statement”), including a proxy statement of Parent, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”), for the purposes of (A) registering under the Securities Act the Closing Date Merger Consideration and the Additional Shares (together, the “Registration Shares”), (B) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with the Merger, and (C) soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify Shift promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement, or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide Shift and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, or any Other Filing. Parent shall permit Shift and its counsel to review the Proxy Statement, and any exhibits, amendments or supplements thereto, as well as any Other Filings, and shall consult with Shift and its advisors concerning any comments from the SEC with respect thereto; provided, further that Parent shall reasonably consider and take into account the reasonable suggestions, comments or opinions of Shift and its advisors, and shall not file the Proxy Statement, or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of Shift, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of Shift’s failure to consent is Shift’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or Shift, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.

(b) The Proxy Statement will be sent to the stockholders of Parent as soon as practicable following its approval by the SEC (but in any event, within five (5) Business Days following such approval) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Merger and other transactions contemplated hereby; (ii) an amendment and restatement of Parent’s certificate of incorporation and an amendment to Parent’s bylaws, respectively, in substantially the form of Exhibit E attached hereto, to increase the authorized number of shares of Parent Common Stock, change the name of Parent, declassify the board of directors of Parent and remove provisions therein no longer applicable following the consummation of the Merger (the “Parent Charter Amendments”); (iii) approval as required by the applicable NASDAQ listing rules of the issuance and sale of shares of Parent Common Stock to be issued as Merger Consideration; (iv) approval of the Equity Incentive Plan; (v) the election of the individuals listed on Section 6.8(b) of the Disclosure Schedule as directors of Parent, and (vi) the adjournment of the Parent Stockholders’ Meeting (the matters described in clauses (i) through (vi), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the stockholders of Parent at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”).

(c) Shift shall provide Parent, as promptly as reasonably practicable, with such information concerning the Company Entities as may be necessary for the information concerning the Company Entities in the Proxy Statement, and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting, and the preparation and filing of the Other Filings. The information relating to the Company Entities furnished by or on behalf of the Company Entities for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Parent shall use reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Shift or any other information furnished in writing by a Shift for inclusion in the Proxy Statement).

(d) Parent shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger and the other Voting Matters and shall otherwise act in good faith and use reasonable best efforts to obtain the Parent Stockholder Approval; provided, however, that Parent’s board of directors may withdraw or modify such recommendation with respect to the Proxy Statement if the board of directors reasonably determines, after consultation with outside counsel, that failure to do so would violate its fiduciary obligations under applicable Law. Parent acknowledges that its obligations hereunder to furnish the Proxy Statement, convene the Parent Stockholders’ Meeting and solicit the Parent Stockholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of its board of director’s recommendation in accordance with the terms hereof.

Section 6.9 Form 8-K Filings. Parent and Shift shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement; provided that Parent shall accept such reasonable comments of Shift to such Form 8-K prior to filing. Parent and Shift shall cooperate in good faith with respect to the preparation of, and prior to the Closing Parent shall prepare and use reasonable best efforts to provide to Shift for review at least five (5) Business Days prior to the Closing (but in any event shall provide to Shift for review at least two (2) Business Days prior to the Closing), a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by Shift and its accountant (“Transaction Form 8-K”). Prior to Closing, Parent and Shift shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Promptly following the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release; provided that Parent shall accept such reasonable comments of Shift to the Transaction Form 8-K prior to filing.

Section 6.10 Trust Account.

(a) At the Closing, Parent shall take all actions necessary, and shall cause the documents, opinions and notices required to be delivered to Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”) pursuant to that certain Investment Management Trust Agreement dated on or about March 19, 2019, by and between Parent and Trustee (the “Trust Agreement”) to be so delivered and to cause the funds in the account established by Parent for the benefit of certain stockholders of Parent and the underwriter of Parent’s initial public offering (the “Trust Account”) to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Parent Common Stock in connection with the Mergers in accordance with the terms set forth in the Proxy Statement; (ii) the payment of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a business combination; (iii) the payment of expenses to the third parties to which they are owed and (iv) the balance of the assets in the Trust Account, after payment of the amounts required under subsections (i), (ii) and (iii), to be disbursed to Parent.

(b) Notwithstanding anything else in this Agreement, the Company acknowledges that it has received a copy of Parent’s final prospectus March 19, 2019 (the “Prospectus”) and understands that Parent has established the Trust Account and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only: (i) to the “public stockholders” (as defined in the Prospectus) in the event they elect to redeem their public shares in connection with the consummation of a “business combination” (as defined in the Prospectus), (ii) to such public stockholders if Parent liquidates or fails to consummate such a business combination within eighteen (18) months from the closing date of Parent’s initial public offering (unless such date is extended with the requisite approval of such public stockholders) or (iii) to Parent after or concurrently with the consummation of such a business combination. The Company hereby agrees, on behalf of the Company, its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, Affiliates, agents and other representatives (collectively, “Representatives”), that the Company and its Representatives do not have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Trust Account (each, a “Claim”) and hereby waive any Claim prior to Closing they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not prior to Closing seek recourse against the Trust Account for any reason whatsoever; provided that (x) nothing herein shall serve to limit or prohibit the Company’s and its Representatives’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief (including a claim for Parent to specifically perform its obligations under this Agreement and a claim for Parent to specifically perform its obligations under the Trust Agreement, including distribution of funds from the Trust Account upon the Closing in accordance with the terms of this Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company or its Representatives may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.10(b) shall survive the termination of this Agreement and will not expire and may not be altered in any way prior to the Closing without the express written consent of Parent.

(c) At the Closing, Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Parent Common Stock in connection with the Merger in accordance with the terms set forth in the Proxy Statement; (ii) the payment of expenses to the third parties to which they are owed, including the payment of Repaid Indebtedness and Shift Transaction Expenses in accordance with the terms of this Agreement and (iii) the balance of the assets in the Trust Account, after payment of the amounts required under subsections (i) and (ii), to be disbursed to Parent.

Section 6.11 Subscription Agreements. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the agreements (the “Subscription Agreements”) between Parent and the investors party to the Subscription Agreements (the “PIPE Investors”) for the PIPE Investment in any manner other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of Shift (such consent not to be unreasonably withheld, conditioned or delayed; provided that the parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the Parent Common Stock pursuant to the Subscription Agreements may be rejected by Shift in its sole discretion). Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, Parent shall give Shift prompt (and, in any event within three (3) Business Days) written notice:  (A) of any proposed amendment to any Subscription Agreement; (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

Section 6.12 Exclusivity.

(a) (x) From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) solicit, initiate, facilitate or continue inquiries regarding a Parent Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Parent Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Parent Acquisition Proposal, and (y) Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to any Parent Acquisition Proposal; provided, that the foregoing shall not restrict Parent from responding to unsolicited inbound inquiries to the extent required for the board of directors of Parent to comply with its fiduciary duties. For purposes hereof, “Parent Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Parent or Merger Sub or the purchase, sale, lease, exchange or other acquisition or disposition of all or substantially all of the properties or assets or equity interests of Parent or Merger Sub, or of a third Person by Parent or Merger Sub.

(b) From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article VIII, Shift shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) solicit, initiate, facilitate or continue inquiries regarding a Shift Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Shift Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Shift Acquisition Proposal. Shift shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to any Shift Acquisition Proposal. For purposes hereof, “Shift Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the sale, lease, exchange or other disposition of all or substantially all of the properties or assets or equity interests of Shift.

(c) In addition to the other obligations under this Section 6.12, each party hereto shall promptly (and in any event within three (3) Business Days after receipt thereof by such party) advise the other party hereto orally and in writing of any Parent Acquisition Proposal (with respect to Parent or Merger Sub) or Shift Acquisition Proposal (with respect to Shift) received by the applicable party, or any inquiry with respect to or which could reasonably be expected to result in any Parent Acquisition Proposal (with respect to Parent or Merger Sub) or Shift Acquisition Proposal (with respect to Shift), the material terms and conditions of such any Parent Acquisition Proposal (with respect to Parent or Merger Sub) or Shift Acquisition Proposal (with respect to Shift) or inquiry, and the identity of the Person making the same.

(d) Each party hereto agrees that the rights and remedies for noncompliance with this Section 6.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages will not provide an adequate remedy.

Section 6.13 No Parent Securities Transactions.  Neither Shift nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Merger. Shift shall use its reasonable best efforts to require each of its officers, directors, employees, contractors and representatives having knowledge of the transactions contemplated hereby to comply with the foregoing requirement.

Section 6.14 Notification of Certain Changes. During the period from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, each of Parent and the Shift shall give reasonably prompt notice to the other of any fact, circumstance, event or action the existence, occurrence or taking of which (i) (x) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (with respect to Shift), or a Parent Material Adverse Effect (with respect to Parent or Merger Sub), or (y) has resulted in, or would reasonably be expected to result in, any material failure by such party to satisfy the conditions set forth in Article VII, and (ii) such party actually becomes aware.

Section 6.15 Closing Conditions. From the date hereof until the Closing and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article VII hereof and to consummate the transactions contemplated hereby.  Each of the parties hereto shall execute or deliver any additional instruments as reasonably requested by the other party hereto necessary to consummate the transactions contemplated by this Agreement.

Section 6.16 Parent Officers. Parent shall cause the individuals listed on Section 6.16 of the Disclosure Schedule to be elected and appointed as officers of Parent effective as of, and conditioned upon, the occurrence of the Merger and the Effective Time.

Section 6.17 Incentive Equity Awards; Bonus Plan.

(a) Prior to the Closing Date, Parent shall approve and adopt an incentive equity plan in substantially the form attached hereto as Exhibit F (the “Incentive Equity Plan”). As soon as practicable following the date that is sixty (60) days after the date of filing of the Transaction Form 8-K, Parent will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) with respect to the Parent Common Stock issuable under the Incentive Equity Plan.

(b) Prior to the Closing Date, Parent shall approve and adopt a management bonus plan, to be effective as of and conditioned upon the occurrence of the Merger and the Effective Time, providing for a pool of cash bonus awards in an aggregate amount of $5,000,000, with such amount to be allocated among the post-Merger management team, and subject to such conditions of performance, as may be determined by the board of directors of Parent following the Effective Time.

Section 6.18 NASDAQ Matters. From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article VIII, Parent shall expend its reasonable best efforts to maintain the listing of the Parent Common Stock on NASDAQ.

Section 6.19 Lithia Indebtedness. Prior to the Closing, Parent and Shift shall reasonably and in good faith consult with each other and determine whether to repay, refinance or attempt to renegotiate the Term Loan in connection with the Closing of the Merger. If the parties together elect to make such a repayment or seek such a refinancing or renegotiation, the parties shall cooperate in connection therewith and use their respective reasonable best efforts to cause the same to occur in connection with the Closing.

Section 6.20 Shift Securityholder Consents and Agreements.  Promptly following the date of this Agreement Shift shall use its reasonable best efforts to obtain from:

(a) the holder of the TPC Warrant an exercise of the TPC Warrant, effective as of immediately prior to, and conditioned upon, the occurrence of the Merger and the Effective Time;

(b) the lender under the Flooring Facility a written consent or waiver to the entering into and performance of this Agreement, including the Merger; provided that (i) in the event that the lender under the Flooring Facility shall not provide such written consent or waiver, Parent and Shift shall reasonably and in good faith consult with each other and determine in such event whether to repay, refinance or otherwise attempt to negotiate the written consent or waiver under the Flooring Facility in connection with the Closing of the Merger; and (ii) if the parties together elect to make such a repayment or seek such a refinancing or renegotiation, the parties shall cooperate in connection therewith and use their respective reasonable best efforts to cause the same to occur in connection with the Closing, including that Shift shall use reasonable best efforts to refinance and/or provide for the repayment of the Flooring Facility and supplementing Section 3.2(a) of the Disclosure Schedules accordingly;

(c) the requisite Stockholders the termination, effective as of immediately prior to, and conditioned upon, the occurrence of the Merger and the Effective Time, of that certain Amended and Restated Investors Rights Agreement, that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, and that certain Amended and Restated Voting Agreement, each dated September 12, 2018, and any letter agreements between Shift and its Stockholders relating to management rights, information rights or board observer rights;

(d) Deloitte LLP, a final quality of earnings report issued and signed by such auditor within ten (10) Business Days after the date of this Agreement;

(e) Deloitte LLP, (i) the audited consolidated financial statements, consisting of the balance sheet of the Company Entities as of December 31, 2019 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended, audited in accordance with the standards of the PCAOB, together with such auditor’s signed opinion on such financial statements, within fifteen (15) Business Days after the date of this Agreement; and

(f) Stockholders holding at least the number of Shift Shares required to constitute the Shift Stockholder Vote, duly executed and delivered voting agreements in support of the Merger within ten (10) Business Days after the date of this Agreement.

Section 6.21 280G Approval.  To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than six (6) Business Days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) Business Days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its review and comment, and the Company shall consider in good faith any changes reasonably requested by Parent. No later than seven (7) Business Days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.21 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 6.22 Extension Proxy Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare a proxy statement of Parent (as such filing is amended or supplemented, the “Extension Proxy Statement”), for the purposes of (i) soliciting proxies from Parent’s stockholders to obtain the requisite approval for the amendment of Parent’s Organizational Documents to extend the outside date for consummating a business combination (as defined therein) to a date to be mutually agreed upon by Shift and Parent (but no earlier than the Outside Date), to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose, and (ii) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with such proxy solicitation in accordance with Parent’s Organizational Documents (the “Extension Meeting”).

(b) Unless Parent reasonably believes, in consultation with Shift, that the Closing will occur prior to the outside date for consummating such a business combination under Parent’s Organizational Documents, Parent will file the Extension Proxy Statement with the SEC, and to cause the Extension Proxy Statement to be sent to the stockholders of Parent as soon as practicable following its approval by the SEC, for the purposes of holding the Extension Meeting prior to such outside date and soliciting the approval of Parent’s stockholders in connection therewith (approval of such matter by the stockholders of Parent at the Extension Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Extension Approval”).

(c) Parent shall ensure that the Extension Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Parent shall include in the Extension Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the amendment of Parent’s Organizational Documents to extend the outside date for consummating such a business combination to a date no earlier than the Outside Date, and shall act in good faith and use reasonable best efforts to obtain the Parent Extension Approval.

Section 6.23 Section 368.  Each of Parent, Merger Sub, and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub, and the Company will cooperate in order to obtain the tax opinion required to be filed with the SEC in connection with the filing of the Registration Statement, including by executing customary letters of representation to counsel. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

Section 6.24 Rule 16b-3.  Prior to the Effective Time, Parent shall use reasonable best efforts to have the Parent board of directors adopt resolutions to cause acquisitions of Parent Common Stock pursuant to the transactions contemplated by this Agreement by each Person who at the Effective Time is or will become a director or officer of Parent (or is or may be deemed to become a director of Parent by deputization) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.25 Employment Agreements.  Prior to the Effective Time, Parent and Shift shall each use its respective reasonable best efforts to cause to be negotiated and entered into, effective as of, and conditioned upon the occurrence of, the Effective Time, executive employment agreements with each of the executives of Shift identified on Section 6.25 of the Disclosure Schedules, in each case in form and substance reasonably agreed upon by Parent, Shift and such executive.

Article VII
CONDITIONS TO CLOSING AND THE MERGER

Section 7.1 Mutual Conditions. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) The Parent Stockholder Approval shall have been obtained.

(c) The Shift Stockholder Vote shall have been obtained.

(d) The filings of Parent and Shift pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(e) The Registration Statement shall have become effective and no stop-order suspending effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC, and the Registration Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(f) Parent shall have at least $5,000,001 of net tangible assets immediately following the Closing (after giving effect to the exercise by the holders of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their Parent Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent certificate of incorporation, the PIPE Investment and the other transactions contemplated hereby to occur upon the Closing).

(g) Parent shall have, on a consolidated basis, at least $100,000,000 in cash and cash equivalents after giving effect to the Closing (taking into account the PIPE Investment and the other transactions contemplated hereby to occur upon the Closing, including the exercise by the holders of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their Parent Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent’s certificate of incorporation).

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any of which may be waived by Parent or Merger Sub):

(a) (i) Each of the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Board Approval) and Section 4.22 (Brokers) (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all but de minimis respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), (ii) each of the representations and warranties set forth in Section 4.4 (Capitalization) (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (iii) each of the other representations and warranties set forth in Article IV (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect.

(b) Shift shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Shift on or prior to the Closing Date.

(c) No Material Adverse Effect shall have occurred and be continuing.

(d) Shift shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of such Company Entity, that each of the conditions set forth in Section 7.2(a) through Section 7.2(c) have been satisfied.

(e) The PPP Loans shall have been, or shall be substantially concurrently with the Closing on the Closing Date, repaid in full.

(f) The Company shall have delivered to Parent a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(g) Shift shall have delivered to Parent copies of the following, each certified by an authorized officer of Shift to be true, correct, complete and in full force and effect as of the Closing Date: (i) the certificate of incorporation or formation of each Company Entity, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable; (ii) the bylaws or operating agreement of each Company Entity; and (iii) the resolutions of the Shift Board authorizing and approving this Agreement, any applicable Ancillary Agreement and all of the transactions contemplated hereby and thereby.

(h) Shift shall have delivered to Parent duly executed counterpart signature page to the Stockholders Letter Agreement from each director and officer of Shift as of the date of this Agreement and as of immediately prior to the Effective Time, each Stockholder holding five percent (5%) or more of the Shift Shares (on an as-converted to common stock basis), and Stockholders who together hold eighty percent (80%) of the Shift Shares (on an as-converted to common stock basis).

(i) Shift shall have received, and delivered to Parent, an election to exercise the Designated Warrant from the holder thereof, effective as of a time and date prior to the Effective Time, and the Shift Shares issuable upon exercise thereof shall have been duly authorized and issued and shall be fully paid and non-assessable.

(j) Shift shall have delivered to Parent the notice of exercise and termination set forth in Section 2.10(c), the Written Consent and the terminations set forth in Section 6.20(b), and each such item shall be in full force and effect.

Section 7.3 Conditions to the Obligations of Shift. The obligations of Shift to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Shift to the extent permitted by applicable Law:

(a) (i) Each of the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.5 (Brokers), (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all but de minimis respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), (ii) each of the representations and warranties set forth in and Section 5.7 (Capitalization) (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (iii) each of the other representations and warranties set forth in Article V (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Parent Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Parent Material Adverse Effect shall have occurred and be continuing.

(d) Parent and Merger Sub shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of each of Parent and Merger Sub, that each of the conditions set forth in Section 7.3(a) through Section 7.3(c) have been satisfied.

(e) At Closing, each of Parent and Merger Sub shall have delivered to Shift copies of the following, each certified by an authorized officer of Shift or Merger Sub, as applicable, to be true, correct, complete and in full force and effect as of the Closing Date: (i) the certificate of incorporation and bylaws of Parent; and (ii) the resolutions of the board of directors of each of Parent and Merger Sub and of the shareholder of Merger Sub authorizing and approving this Agreement, the Ancillary Agreements and all of the transactions and agreements contemplated hereby and thereby.

(f) Parent shall have delivered a duly executed counterpart signature page to the Stockholders Letter Agreement.

(g) Sponsor shall have delivered a duly executed counterpart signature page to the Sponsor Letter Agreement.

(h) Sponsor shall have delivered a letter agreement or other binding Contract pursuant to which it shall have agreed that (i) the transfer restrictions with respect to all shares of Class B Common Stock, par value $0.001 per share, of Parent as set forth in that certain Letter Agreement, dated as of March 19, 2019, by and between certain stockholders of Parent and Parent, shall apply to all shares of Parent Common Stock received by Sponsor, its Affiliates or the other parties to such letter agreement, upon conversion of such Class B Common stock to Parent Common Stock in connection with the Closing; and (ii) that it has waived its rights to receive consideration other than cash in respect of any borrowings of Parent under that certain Loan Commitment Agreement dated March 19, 2019, between Parent and Insurance Acquisition Sponsor, LLC, including that certain Promissory Note, dated May 21, 2020, issued thereunder by Parent in favor of Insurance Acquisition Sponsor, LLC.

Section 7.4 Frustration of Closing Conditions No party may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such party’s obligation to effect the Closing if such failure was caused by such party’s breach of a covenant or agreement of this Agreement by such party.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Parent and Shift;

(b) by either Parent or Shift:

(i) if the Closing has not occurred on or before December 31, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(ii) if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby;

(c) by Parent or Shift, if the Parent Stockholder Approval is not obtained by the Outside Date;

(d) by Parent, at any time on or after the date that is ten (10) Business Days following (i) the date of this Agreement, if Shift does not deliver to Parent on or prior to such date the notice of exercise set forth in Section 2.10(c) or (ii) the date that Parent receives, and notifies Shift of Parent’s receipt of, SEC approval and effectiveness of Parent’s Proxy Statement as described in Section 6.8, if Shift does not deliver to Parent on or prior to such date the the Written Consent pursuant to Section 6.6(a);

(e) by Shift, if the Shift Stockholder Vote (or Written Consent) is not obtained by the Outside Date;

(f) by Parent, if neither it nor Merger Sub is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of any Shift entity contained herein become untrue or inaccurate such that Section 7.2(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(f)); or (ii) there has been a breach on the part of any Company Entity of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(f)), and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within thirty (30) days after written notice thereof to Shift and (y) the Outside Date;

(g) by Shift, if neither Shift nor any of the other Company Entities is in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Parent and Merger Sub contained herein become untrue or inaccurate such that Section 7.3(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(g)); or (ii) there has been a breach on the part of Parent and Merger Sub of any of their covenants or agreements contained in this Agreement such that Section 7.3(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(g)), and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within thirty (30) days after written notice thereof to Parent and (y) the Outside Date;

(h) by Parent, if the final quality of earnings report referenced in Section 6.20(d) delivered to Parent demonstrates, in the reasonable business judgment of the board of directors of Parent, and in the written determination of a nationally recognized independent accounting firm reasonably acceptable to both Shift and Parent, that the draft quality of earnings report authored by Deloitte LLP and delivered by Shift to Parent prior to the date of this Agreement contained a material misstatement of fact, or omitted to state a material fact necessary to make the statements made therein not materially misleading; provided, however, that Parent may only seek termination of this Agreement pursuant to, and in the circumstances permitted by, this Section 8.1(h) by providing written notice of such determination to Shift on or prior to the date that is five (5) Business Days after the date that Parent actually receives such final quality of earnings report; provided, further that in no event may Parent terminate this Agreement pursuant to, and in the circumstances permitted by, this Section 8.1(h) unless it provides the written determination of the nationally recognized independent accounting firm required for such termination pursuant to the terms hereof to Shift on or prior to the date that is twenty (20) Business Days after the date that Parent actually receives such final quality of earnings report;

(i) by Parent, if the audited financial statements referenced in Section 6.20(e) are not delivered to Parent within twenty (20) Business Days after the date of this Agreement; or

(j) by Parent, if the voting agreements referenced in Section 6.20(f) are not delivered to Parent within fifteen (15) Business Days after the date of this Agreement.

Section 8.2 Manner of Exercise. In the event of termination by Parent or Shift, or both, in accordance with Section 8.1, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

Section 8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations and liabilities of the parties hereto under this Agreement will terminate and become void and of no force and effect, except that the rights and obligations in Section 6.10, Article VIII and Article IX will survive termination of this Agreement; provided that such termination shall have no effect on any liability of any party for any intentional and willful breach of this Agreement by such party occurring prior to such termination.

Section 8.4 Waiver. At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX
MISCELLANEOUS

Section 9.1 Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

Section 9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one (1) Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Parent or Merger Sub, to:

c/o Insurance Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attention: Amanda Abrams
Phone: (484) 459-3476
Email: aabrams@cohenandcompany.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius, LLP
1701 Market Street, Philadelphia, PA 19103-2921
Attention: Kevin S. Shmelzer and Todd A. Hentges
Phone: (215) 963-5000
Facsimile: (215) 963-5001
Email: kevin.shmelzer@morganlewis.com and todd.hentges@morganlewis.com

If to Shift, to:

Shift Technologies, Inc.
2525 16th Street, Suite 316
San Francisco, CA 94103
Attention: Amanda Bradley
Phone: (626) 497-9739
Email: amandab@shift.com

with a copy (which shall not constitute notice) to:

Jenner & Block LLP
919 Third Avenue

New York, New York 10022
Attention: Robert J. Rawn
Phone: (212) 891-1635

Email: rrawn@jenner.com

Section 9.3 Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, including the Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 9.4 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 9.5 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided, that if the Merger and the Closing occurs Parent and the Surviving Entity shall be responsible for and shall pay at or after the Closing all Shift Transaction Expenses in accordance with their terms and the terms of this Agreement.

Section 9.6 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 9.7 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Shift Indemnified Persons and Parent Indemnified Persons who are not otherwise party to this Agreement shall be third party beneficiaries of this Agreement and the Stockholders are intended third party beneficiaries of Section 3.5. Notwithstanding the foregoing, Parent and/or Merger Sub may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Parent or Merger Sub or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Parent, Merger Sub or its subsidiaries and Affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Parent or Merger Sub in any form of transaction, which assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g. www.docusign.com), to this Agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 9.9 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 9.10 Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

Section 9.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.6, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each party hereto further agrees that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.13 Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 9.14 Amendments. This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Parent, Merger Sub and Shift; provided, however, that after the Parent Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of Parent, without the receipt of such further approvals.

Section 9.15 Legal Representation.

(a) Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company Entities), and each of their respective successors and assigns (all such parties, the “Parent Waiving Parties”), that Jenner & Block LLP may represent the Company Entities or any of its respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company Entities or other Parent Waiving Parties, and each of Parent and the Company on behalf of itself and the Parent Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  Parent and the Company acknowledge that the foregoing provision applies whether or not Jenner & Block LLP provide legal services to any Company Entities after the Closing Date.

(b) Shift hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Shift Waiving Parties”), that Morgan, Lewis & Bockius LLP may represent Parent or any of its respective directors, members, partners, officers, employees or Affiliates (including following the Closing, the Company Entities), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of Parent or other Shift Waiving Parties, and each of Parent and the Company on behalf of itself and the Shift Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  Shift acknowledges that the foregoing provision applies whether or not Morgan, Lewis & Bockius LLP provides legal services to Parent after the Closing Date.

Section 9.16 No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement, and no Related Party of a party hereto shall have any liability for any liabilities or obligations of the parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No party hereto shall have any right of recovery in respect hereof against any Related Party of a party hereto and no personal liability shall attach to any Related Party of a party hereto through such party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Laws or otherwise. The provisions of this Section 9.16 are intended to be for the benefit of, and enforceable by the Related Parties of the parties hereto and each such Person shall be a third-party beneficiary of this Section 9.16. This Section 9.16 shall be binding on all successors and assigns of parties hereto.

Section 9.17 Disclosure Letters and Exhibits.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, as well as (a) any other representation or warranty where such information is cross-referenced in the applicable part of the Disclosure Schedule; or (b) any other representation or warranty where it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies such other representation and warranty of the Company or Parent, as applicable, in this Agreement.  Certain information set forth in the Disclosure Schedule is or may be included solely for informational purposes, is not material or an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule does not imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

PARENT:

Insurance Acquisition Corp.

By:	/s/ John Butler
Name:	John Butler
Title:	Chief Executive Officer and President

MERGER SUB:

IAC Merger Sub, Inc.

By:	/s/ John Butler
Name:	John Butler
Title:	President

SHIFT:

Shift Technologies, Inc.

By:	/s/ George Arison
Name:	George Arison
Title:	Co-Chief Executive Officer